UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CENTURY CASINOS, INC.

_______________________________________________

(Name of Registrant as Specified In Its Charter)

_______________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LETTER FROM OUR CHAIRMAN

Dear Stockholder:

We cordially invite you to electronically attend the Annual Meeting of Stockholders of Century Casinos, Inc., which will be held on Monday, June 23, 2025 at 8:00 a.m. Mountain Daylight Time. We are pleased to announce that this year’s Annual Meeting will again be a virtual meeting via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/cnty2025.

At the Annual Meeting, you will be asked to vote on proposals to elect two Class I directors to our Board of Directors, ratify the appointment of our independent registered public accounting firm, approve an advisory (non-binding) resolution regarding the compensation of our named executive officers, approve an advisory (non-binding) resolution on the frequency of the advisory vote regarding the compensation of our named executive officers, and consider such other business as may properly come before the meeting.

Enclosed is a notice of the Annual Meeting, the proxy statement and proxy card along with a copy of our Annual Report on Form 10-K for the 2024 fiscal year.

We encourage you to read the enclosed proxy statement and vote promptly. If you attend the Annual Meeting, you may vote live via the Internet even if you previously voted by proxy. Thank you for your interest and support.

Sincerely,

/s/ Erwin Haitzmann
Erwin Haitzmann
Chairman of the Board of Directors

April 29, 2025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME Monday, June 23, 2025 8:00 a.m. Mountain Daylight Time

PLACE Virtual Meeting www.virtualshareholdermeeting.com/cnty2025

RECORD DATE Monday, April 28, 2025

, 8:0 Time 4:00 p.m. Central European Summer Time PLACE Virtual Meeting www.virtualshareholdermeeting.com/cnty2018 RECORD DATE Tuesday, April 17, 2018

ANNUAL MEETING PROPOSALS

1 ELECTION of two Class I directors to our Board of Directors	2 RATIFICATION of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2025	3 APPROVAL of an advisory (non-binding) resolution regarding the compensation of our named executive officers	4 APPROVAL of an advisory (non-binding) resolution regarding whether the advisory vote on the compensation of our named executive officers should be held every one, two or three years

Any other business as may properly come before the meeting in accordance with our bylaws or any adjournment or postponement thereof will also be voted upon.

PROXY VOTING

Only those stockholders of record owning shares of our common stock at the close of business on April 28, 2025 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. A complete list of these stockholders will be available for ten days prior to the meeting at the office of our Corporate Secretary at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903, and at the Annual Meeting.

To attend the Annual Meeting via the live webcast, go to www.virtualshareholdermeeting.com/cnty2025 at least 15 minutes prior to the start time to register. Click on the link to the audio-only webcast, which will take you through the steps necessary to access the webcast. In order to ask questions and submit a ballot at the meeting, you must have a Broadridge-issued control number and enter it when prompted.

Our proxy statement is enclosed. Stockholders who cannot attend the meeting via the Internet should vote by using the enclosed proxy card. Please fill in, date, sign and return the enclosed proxy card in the enclosed envelope so that your shares may be voted at the meeting. If you attend the meeting via the Internet, you may revoke your proxy and vote live at the meeting. Your vote is important.

By order of the Board of Directors,
/s/ Margaret Stapleton
Margaret Stapleton
Chief Financial Officer and Corporate Secretary

Colorado Springs, Colorado

April 29, 2025

TABLE OF CONTENTS

2025 ANNUAL MEETING OF STOCKHOLDERS	1	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
Voting Rights and Outstanding Shares	1
Quorum and Votes Required	2	Certain Relationships and Related Transactions	17
Stockholder Proposals	2	COMPENSATION DISCUSSION AND ANALYSIS	18
Stockholder Communications and Director Nominations	2	Overview of Compensation Goals and Objectives	18
		Company Business Developments	18
Householding	3	Compensation Policy	19
CERTAIN INFORMATION REGARDING THE BOARD	3	Compensation Program Design	20
Audit Committee	4	Roles in Establishing Compensation	20
Compensation Committee	4	Use of Peer Group and Other Market Data	20
Governance and Nominating Committee	5	Consideration of Say-On-Pay Results and Stockholder Input	21
Director Selection Process	6
Resignation Policy	6	Elements of Compensation	21
Board Leadership Structure	6	Compensation Committee Report	29
Risk Oversight	7	EXECUTIVE COMPENSATION	30
Compensation Committee Interlocks and Insider Participation	7	Summary Compensation Table	30
		2024 Grants of Plan-Based Awards	32
Director Compensation	7	Outstanding Equity Awards at 2024 Fiscal Year-End	33
PROPOSALS REQUIRING YOUR VOTE	9	Option Exercises and Stock Vested in 2024	33
Proposal No. 1 Election of Directors	9	Executive Agreements	34
Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm	10	2024 Potential Payments Upon Termination or Change of Control	35
Principal Accounting Fees and Services	10	EQUITY COMPENSATION PLAN INFORMATION	41
Report of the Audit Committee of the Board of Directors	11	CEO PAY RATIO DISCLOSURE	41
		PAY VERSUS PERFORMANCE	42
Proposal No. 3 Advisory Vote on Executive Compensation	12	Appendix A – Non-GAAP Reconciliations	45

Proposal No. 4 Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation	13
INFORMATION REGARDING DIRECTORS	14
Code of Business Conduct and Ethics	15

2025 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Century Casinos, Inc. (“we,” “us,” “our,” or the “Company”) for the Annual Meeting of Stockholders (“Annual Meeting”) to be held at the following date, time and place, and at any postponements or adjournments thereof:

June 23, 2025	Virtual Meeting
8:00 a.m. Mountain Daylight Time	www.virtualshareholdermeeting.com/cnty2025

Matters to be considered and acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders and this proxy statement and are more fully described herein. The enclosed materials were first mailed on or about April 29, 2025 to our stockholders of record as of April 28, 2025.

YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 23, 2025. This proxy statement and the Annual Report on Form 10-K are available at www.proxyvote.com. None of the information contained in our Annual Report on Form 10-K is proxy solicitation material.

VOTING RIGHTS AND OUTSTANDING SHARES

Only stockholders of record at the close of business on April 28, 2025 will be entitled to vote at the Annual Meeting. On that date, there were 30,682,603 shares outstanding of our common stock, our only class of voting securities. Each share of common stock is entitled to one vote per share. Cumulative voting in the election of directors is not permitted.

All properly executed proxies received prior to the Annual Meeting will be voted at the Annual Meeting. If a stockholder directs how a proxy is to be voted with respect to the business coming before the Annual Meeting, the proxy will be voted in accordance with the stockholder’s directions. If a stockholder does not direct how a proxy is to be voted, it will be voted as the Board recommends, which is as follows:

PROPOSALS	PAGE	RECOMMENDATION
Proposal No. 1: Election of Directors Election of the nominees to the Board listed in this proxy statement and on the proxy card	9	FOR each nominee
Proposal No. 2: Ratification of Independent Registered Public Accounting Firm Ratification of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2025	10	FOR
Proposal No. 3: Advisory Vote to Approve Executive Compensation Approval of the advisory (non-binding) resolution regarding the compensation of our named executive officers	12	FOR
Proposal No. 4: Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation FOR the option of a vote “1 Year” as the preferred frequency for advisory votes on executive compensation	13	1 YEAR

A proxy may be revoked at any time before it is exercised by giving written notice to our Corporate Secretary at Century Casinos, Inc., 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903 or by delivery of a subsequently executed proxy. Stockholders may vote their shares in person if they attend the Annual Meeting, even if they have executed and returned a proxy. Stockholders will not be able to vote their shares by phone at the meeting.

Proxies are being solicited by mail, and, in addition, our directors, officers and regular employees (who will not receive any additional compensation) may solicit proxies personally, by telephone, by email, or by special correspondence. We will reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of our common stock. All expenses involved in preparing, assembling and mailing this proxy statement and the enclosed material and in connection with the solicitation of proxies in regard to the proposals brought forward by us and included in this proxy statement will be paid by us.

Century Casinos, Inc. 2025 Proxy Statement	1| 45

QUORUM AND VOTES REQUIRED

The holders of a majority of our issued and outstanding shares of common stock, represented either in person or by proxy and entitled to vote at the meeting, will constitute a quorum for the transaction of business at the Annual Meeting. A vote of the holders of a majority of the common stock present, either in person or by proxy, and entitled to vote, is required to elect the director nominees, to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2025, to approve the advisory (non-binding) resolution regarding the compensation of our named executive officers and to approve the frequency of the advisory vote regarding the compensation of our named executive officers.

A stockholder entitled to vote may abstain from voting for nominees for director in the election of directors and may abstain from voting on any of the other proposals. Abstentions are counted for purposes of determining a quorum to conduct business. Abstentions will have the effect of a vote “against” a proposal, because an abstention represents a share entitled to vote and is included in the denominator in determining the percentage approved. The inspectors of election will treat broker non-votes, which are shares held by brokers or nominees for which the broker or nominee has no discretionary power to vote on a particular matter and for which they have received no instructions from the beneficial owners or persons entitled to vote, as shares that are present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matters as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, including the election of directors, those shares will be treated as not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters).

STOCKHOLDER PROPOSALS

If you are a stockholder who wishes to present a proposal for inclusion in the proxy statement and form of proxy for consideration at our 2026 Annual Meeting of Stockholders, you must submit your proposals to the attention of our Corporate Secretary at our executive office at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903, so that the proposal is received by us no later than December 30, 2025. In order for a stockholder proposal to be properly considered at the 2026 Annual Meeting, our Corporate Secretary must have received notice of the proposal no sooner than December 25, 2025 and no later than February 23, 2026, in accordance with our amended and restated bylaws. Proposals received by us before December 25, 2025 or after February 23, 2026 will be deemed untimely and will not be considered at the 2026 Annual Meeting. In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), no later than April 24, 2026.

STOCKHOLDER COMMUNICATIONS AND DIRECTOR NOMINATIONS

Stockholders or other interested parties may communicate with our Board, any individual director, or members of any Board committee. Stockholders should send any communications to investor@cnty.com, and identify the intended recipient or recipients. All communications addressed to the Board or any identified director or directors will be forwarded to the identified person or persons.

In order to nominate candidates for election to our Board, nominations must be timely received from a stockholder at our executive office at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903, as described above under “Stockholder Proposals”, and must set forth the name, age, business address and residence address of each nominee, the nominee’s principal occupation or employment, the number of shares of our common stock owned by each nominee, and any other information regarding each nominee required to be disclosed by our amended and restated bylaws or by applicable laws. The nomination must also state the name and address of the stockholder making such nomination and the number of shares of common stock owned by such person.

Century Casinos, Inc. 2025 Proxy Statement	2| 45

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy solicitation materials, we and some brokers may take advantage of the “householding” rules of the Securities and Exchange Commission (the “SEC”). These householding rules permit the delivery of only one set of proxy solicitation materials to stockholders who share the same address, unless otherwise requested. Any stockholder of record who shares an address with another stockholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge, or request future delivery of separate materials upon writing our Corporate Secretary at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903 or calling (719) 527-8300. Likewise, any stockholder of record who shares an address with another stockholder of record and who has received multiple sets of proxy solicitation materials may request future delivery of a single copy of those materials upon writing our Corporate Secretary at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903 or calling (719) 527-8300.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least thirty days or more after receipt of your revocation.

CERTAIN INFORMATION REGARDING THE BOARD

The following table presents the current members of the Board, the committees on which they serve, and whether they are independent under Nasdaq Stock Market (“Nasdaq”) listing standards and SEC rules.

NAME	AUDIT COMMITTEE	COMPENSATION COMMITTEE	GOVERNANCE AND NOMINATING COMMITTEE	INDEPENDENT
Erwin Haitzmann
Peter Hoetzinger
Eduard Berger	✓		✓	✓
Gottfried Schellmann	Chair	Chair	Chair	✓
Dinah Corbaci	✓	✓	✓	✓

The Board held no formal meetings in 2024; however, all Board members attended the four audit committee meetings and approved resolutions through unanimous written consent on three occasions during 2024. During 2024, each director attended all committee meetings held during the year of which he or she served as a member. A majority of our directors are independent directors, as required by the Nasdaq listing standards. Our Board determines whether a director is independent through a broad consideration of facts and circumstances, including an assessment of the materiality of any relationship between us and a director not merely from the director’s standpoint, but also from that of persons or organizations with which the director has an affiliation. In making this determination, the Board adheres to the independence criteria defined by the Nasdaq listing standards and applicable SEC rules.

Our policy regarding attendance by members of the Board at our Annual Meeting of Stockholders is to encourage directors to attend, either in person or by teleconference, subject to their availability during that time. All members of the Board attended the 2024 Annual Meeting.

Century Casinos, Inc. 2025 Proxy Statement	3| 45

AUDIT COMMITTEE
MEMBERS
Gottfried Schellmann (Chairman)	Independent: All
Eduard Berger	Audit Committee Financial Expert: Gottfried Schellmann
Dinah Corbaci	Nasdaq/SEC Qualified: All

RESPONSIBILITIES

•  Selects and appoints our independent registered public accounting firm.

•  Reviews the independence and performance of the independent registered public accounting firm.

•  Reviews our system of internal controls.

•  Oversees risk management, including information technology and cybersecurity risk.

•  Reviews actions taken to comply with applicable gaming rules and regulations.

•  Reviews compliance with our Code of Business Conduct and Ethics.

•  Approves the services and fees of the independent registered public accounting firm.

•  Reviews our annual and quarterly financial statements and the independent registered public accounting firm’s opinion rendered with respect to such financial statements.

•  Reviews disclosures in our Form 10-K, Form 10-Q and proxy statement filings with the SEC.

•  Reviews related party transactions.

The Audit Committee of the Board is governed by an Amended and Restated Charter and Powers of the Audit Committee, a current copy of which can be found at www.cnty.com/investor/governance/facts-overview/. During 2024, the Audit Committee held four meetings.

COMPENSATION COMMITTEE
MEMBERS
Gottfried Schellmann (Chairman)	Independent: All
Dinah Corbaci

RESPONSIBILITIES

•  Develop guidelines and review the compensation and performance of our executive officers, and review and approve corporate goals relevant to the compensation of our executive officers in light of our goals and objectives.

•  Determine the compensation of the executive officers, including base pay, incentive pay (bonus) and equity awards.

•  Review and discuss with management our annual Compensation Discussion and Analysis.

•  Make recommendations to the Board regarding inclusion of the Compensation Discussion and Analysis in our annual proxy statement.

•  Make recommendations with respect to incentive-compensation plans and equity-based plans.

•  Develop plans for management succession.

•  Review major organizational and staffing matters.

•  Review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices to the Board.

•  Annually review and reassess the adequacy of the Compensation Committee’s charter and recommend any proposed changes to the Board for approval.

•  Annually review the Compensation Committee’s own performance.

•  Perform any other activities consistent with the Compensation Committee’s charter, our bylaws and applicable laws, rules and regulations that the Compensation Committee or the Board deem appropriate.

The Compensation Committee of the Board operates pursuant to a written charter that was adopted by the Board, a current copy of which can be found at www.cnty.com/investor/governance/facts-overview/.

The Compensation Committee collaborates with our management team in reviewing the material terms of our existing compensation policies and programs for all employees and believes that such policies and programs do not encourage excessive risk-taking that is reasonably likely to result in a material adverse impact on us.

Century Casinos, Inc. 2025 Proxy Statement	4| 45

In fulfilling its responsibilities, the Compensation Committee may delegate any of its responsibilities to one or more subcommittees or to one of its members as the Compensation Committee may deem appropriate in its sole discretion, to the extent permitted by Nasdaq and SEC rules and any other applicable rules and regulations. In addition, the Compensation Committee may, from time to time, engage external compensation consultants to assist in reviewing compensation policies and programs, setting executive compensation. During 2024, the Compensation Committee held two meetings and approved resolutions through unanimous written consent on five occasions.

GOVERNANCE AND NOMINATING COMMITTEE
MEMBERS
Gottfried Schellmann (Chairman)	Independent: All
Eduard Berger
Dinah Corbaci

RESPONSIBILITIES

•  Develop and recommend to the Board a set of corporate governance principles.

•  Advise the Board on corporate governance matters.

•  Develop and recommend to the Board criteria for the selection of candidates to serve on the Board.

•  Establish procedures for the identification and evaluation of any candidate for the Board, including any incumbent director.

•  Establish procedures for stockholders to submit potential candidates for election to the Board.

•  Select and approve all nominees for Board membership.

•  Make recommendations as necessary regarding changes in the size and composition of the Board and each Board committee.

•  Make recommendations as necessary regarding the establishment of new Board committees and selection of directors to serve on each committee.

•  Develop and administer an annual Board and committee evaluation process.

•  Annually review the Governance and Nominating Committee’s own performance.

•  Perform any other activities consistent with the Governance and Nominating Committee charter, our bylaws and applicable laws, rules and regulations that the Governance and Nominating Committee or the Board deem appropriate.

The Governance and Nominating Committee operates pursuant to a written charter that was adopted by the Board, a current copy of which can be found at www.cnty.com/investor/governance/facts-overview/.

The Governance and Nominating Committee will consider director nominees recommended by stockholders under the same procedure used for considering director nominees recommended by management or other directors. See the “Stockholder Communications and Director Nominations” section of this proxy statement for procedures to be followed by stockholders to submit nominations.

In fulfilling its responsibilities, the Governance and Nominating Committee may engage external consultants. No external consultants were used during 2024. We believe that our current Board members collectively possess diverse knowledge and experience in the disciplines that impact our business. Prior to nominating a new director candidate, our Governance and Nominating Committee considers the collective experience of the existing Board members. Based on this evaluation, the Governance and Nominating Committee nominates individuals who it believes can either strengthen the Board’s sophistication and experience or further diversify the collective experience represented. Although the Board does not currently have a policy directly addressing director diversity, the Governance and Nominating Committee, guided by the Governance and Nominating Committee’s charter, intends to assess the diversity of the Board and the effectiveness of its diversity considerations prior to nominating any additional candidates for director. During 2024, the Governance and Nominating Committee approved two resolutions by unanimous written consent.

Century Casinos, Inc. 2025 Proxy Statement	5| 45

DIRECTOR SELECTION PROCESS

The general criteria that the Governance and Nominating Committee uses to select nominees are:

•Such individual’s reputation for integrity, honesty and adherence to high ethical standards;

•Demonstrated business acumen, particularly in the casino industry;

•Experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives;

•Willingness and ability to contribute positively to our decision-making process;

•Commitment to understanding us and our industry and to regularly attend and participate in meetings of the Board and its committees;

•Interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors, and the general public;

•Ability to act in the interest of all stakeholders;

•Shall not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director; and

•Understanding of the complexity of diverse international business structures.

The Governance and Nominating Committee reviewed the qualifications of Dr. Dinah Corbaci and Mr. Eduard Berger, whose terms expire at the 2025 Annual Meeting, and has recommended to the Board that Dr. Dinah Corbaci and Mr. Eduard Berger be re-nominated to the Board for three-year terms expiring at the 2028 Annual Meeting.

RESIGNATION POLICY

Under the Company’s director resignation policy, promptly following the receipt of the final report from the Inspector of Elections relating to an election of directors of the Company (other than elections in which the number of nominees exceeds the number of directors to be elected), any nominee who does not receive the affirmative vote of a majority of our common stock present, either in person or by proxy, and entitled to vote, will tender his or her resignation for consideration by the Board. Subject to certain conditions, the Governance and Nominating Committee will meet to consider the tendered resignation and make a recommendation to the Board concerning the action, if any, to be taken with respect to the director’s resignation. The Board will consider and act upon the Governance and Nominating Committee’s recommendation within 90 days of certification of the vote at the Meeting. In considering the director’s resignation, the Governance and Nominating Committee and the Board will consider all factors they deem relevant, including, without limitation, the underlying reason for the vote result, if known, the director’s contributions to the Company during his or her tenure, and the director’s qualifications. The Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions designed to cure the underlying cause as the Board may impose. Within four business days of the decision regarding the tendered resignation, the Company will file with the SEC a report on Form 8-K disclosing the decision with respect to the resignation, describing the deliberative process and, if applicable, the specific reasons for rejecting the tendered resignation.

BOARD LEADERSHIP STRUCTURE

The Board does not have a policy regarding the separation of the roles of Co-Chief Executive Officer and Chairman of the Board, as the Board believes it is in our best interests to make that determination based on our particular position and direction and the membership of the Board. The Board has determined that having our Co-Chief Executive Officer Dr. Haitzmann serve as Chairman is in the best interest of our stockholders at this time. This structure makes the best use of the Co-Chief Executive Officer’s extensive knowledge of us and our industry, as well as fostering greater communication between our management and the Board. The combined role of Chairman and Co-Chief Executive Officer is balanced by our governance structure, policies and controls. Three of the five members of our Board of Directors satisfy the requirements of independence promulgated by the SEC and Nasdaq, and the Audit, Compensation, and Governance and Nominating Committees are composed entirely of independent members of the Board. This structure encourages independent and effective oversight of our operations and prudent management of risk.

The Board has not appointed a “lead independent director” due to the small size of the Board and because three of the five directors are independent. The Board therefore does not believe that a lead independent director would add significant value at this time.

Century Casinos, Inc. 2025 Proxy Statement	6| 45

RISK OVERSIGHT

Our Board of Directors administers its risk oversight function directly and through its committees.  The Board has oversight responsibility for all risks and has various programs to oversee financial and business risks including (i) reviewing and discussing with management the quarterly and annual SEC filings, (ii) reviewing and discussing with management our business strategies and the related business plan, (iii) monitoring quarterly results, and (iv) reviewing and discussing with management results of our enterprise risk management program.

Companies face a variety of risks, including credit risk, liquidity risk, and operational risk. The Board believes an effective risk management system will (i) timely identify the material risks that we face, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with our risk profile, and (iv) integrate risk management into our decision-making.

The Board has designated the Audit Committee to take the lead in overseeing risk management, including information technology and cybersecurity risks. The Audit Committee makes periodic reports to the Board regarding briefings provided by management and advisors as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes.

The Compensation Committee administers compensation risk oversight through its oversight of compensation practices and the Compensation Committee’s assessment of the potential impact of those practices on risk-taking. The Compensation Committee believes that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

In addition to a formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board also works with the input of our executive officers to assess and analyze the most likely areas of future risk for us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2024, the members of the Compensation Committee were Mr. Gottfried Schellmann and Dr. Dinah Corbaci. Neither of these individuals is a current or former officer of the Company or any of our subsidiaries. During 2024, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee.

DIRECTOR COMPENSATION

During 2024, compensation for directors who are neither our employees nor employees of any of our subsidiaries (“Outside Directors”) was as follows:

•Annual cash retainer for Outside Directors of $40,000;

•The Audit Committee chair received an additional annual cash retainer of $20,000;

•Outside Directors were to receive an annual equity grant of restricted stock units (“RSUs”) with a grant date fair value of $10,000; however, they each received cash compensation of $10,000 in lieu of an RSU grant in 2024; and

•Outside Directors were paid $2,000 for each gaming application completed.

RSUs are typically granted in March of each year after the release of our Annual Report on Form 10-K (the “Director RSU Grant Date”) based on the closing price of the Company’s common stock on that date and vest 100% on the first anniversary of the Director RSU Grant Date. In 2024, RSUs were not granted to Outside Directors pending the approval of the Amended and Restated 2016 Equity Incentive Plan by stockholders at the 2024 annual meeting. Instead, the equivalent value was paid in cash.

Directors who are also our employees, including our Co-Chief Executive Officers, receive no additional compensation for serving on our Board of Directors.

Our Compensation Committee determined not to make any changes to our director compensation program for 2024 or 2025.

Century Casinos, Inc. 2025 Proxy Statement	7| 45

2024 DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation of our Outside Directors for 2024:

NAME	FEES EARNED OR PAID IN CASH (1)	TOTAL
Gottfried Schellmann	$70,000	$70,000
Dinah Corbaci	50,000	50,000
Eduard Berger	50,000	50,000

(1)The amounts reflected in “Fees Earned or Paid in Cash” include cash compensation paid in lieu of an RSU grant.

As of December 31, 2024, Mr. Schellmann, Dr. Corbaci and Mr. Berger each held options to purchase 25,000 shares of our common stock, all of which were exercisable. We did not grant stock options or RSUs to our Outside Directors during 2024.

Century Casinos, Inc. 2025 Proxy Statement	8| 45

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our Board is divided into three classes of directors as nearly equal in number as possible. Each director who is elected at an Annual Meeting will be elected for a three-year term expiring at the third Annual Meeting of Stockholders after such director’s election. Accordingly, directors of one class only are elected at each year’s Annual Meeting of Stockholders. All nominees, if elected, will serve until the expiration of their respective three-year terms or until their successors are duly elected and qualified. Our Board consists of five directors in three classes as follows: (i) two Class I directors, Dr. Dinah Corbaci and Mr. Eduard Berger, whose terms will expire at the 2025 Annual Meeting; (ii) one Class II director, Mr. Peter Hoetzinger, whose term will expire at the 2026 Annual Meeting; and (iii) two Class III directors, Dr. Erwin Haitzmann and Mr. Gottfried Schellmann, whose terms will expire at the 2027 Annual Meeting.

Based on the recommendations of our Governance and Nominating Committee, the Board has nominated Dr. Dinah Corbaci and Mr. Eduard Berger for election as Class I directors to serve for three-year terms expiring at the 2028 Annual Meeting of Stockholders.

Dr. Corbaci is presently a member of the Board of Directors, having served continuously as a director since 2000. Mr. Berger is presently a member of the Board of Directors, having served continuously as a director since 2018. Dr. Corbaci and Mr. Berger have indicated a willingness to serve; however, in the event a nominee becomes unable to serve as a director, all proxies will be voted in accordance with the best judgment of the persons acting under such proxies.

Further information regarding Dr. Corbaci and Mr. Berger, the nominees for Class I directors, are set forth below under “Information Regarding Directors.”

Vote Required

The affirmative vote of a majority of our common stock present, either in person or by proxy, and entitled to vote is required to elect a director. Abstentions effectively count as a vote against a nominee. Broker non-votes will have no effect on the outcome of the proposal. Proxies cannot be voted for a greater number of directors than the number nominated.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE ABOVE NOMINEES AS A CLASS I DIRECTOR.

Century Casinos, Inc. 2025 Proxy Statement	9| 45

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Grant Thornton LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2025. Grant Thornton LLP has served as our independent registered public accounting firm since August 2020. The services provided to us by Grant Thornton LLP during 2024 and 2023 are described under “Principal Accounting Fees and Services” below. Although ratification is not required by law, the Board has determined that it is desirable to seek stockholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in auditing our financial statements. Notwithstanding the selection or ratification of Grant Thornton LLP, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of us and our stockholders. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, either in person or via the webcast, to respond to appropriate questions and will have an opportunity to make a statement if the representative desires to do so.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees billed to us by Grant Thornton LLP, our independent auditor since August 10, 2020:

	2024	2023
Audit Fees (1)	$2,026,052	$2,411,000
Audit-Related Fees	—	—
Tax Fees	—	—
Total	$2,026,052	$2,411,000

(1)Audit fees consist of fees incurred for professional services rendered for the audit of our consolidated financial statements included in our annual reports on Form 10-K, reviews of the interim consolidated financial statements included in quarterly reports on Form 10-Q, consents for filings with the SEC, local statutory audits, and associated expenses.

The Audit Committee approved in advance all audit services provided in 2024 and 2023 including audit engagement fees and terms provided to us by our independent auditors (subject to the de minimis exception for non-audit services contained in Section 10A(i)(1)(B) of the Exchange Act), all as required by applicable law or listing standards.

The independent auditors and our management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors and the fees associated with these services.

Vote Required

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2025 requires the affirmative vote of a majority of our common stock present, either in person or by proxy, and entitled to vote. Abstentions effectively count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

Century Casinos, Inc. 2025 Proxy Statement	10| 45

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements of the Company for the year ended December 31, 2024. The Audit Committee discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence, and has discussed with Grant Thornton LLP its independence.

Based upon the review and discussions noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 13, 2025.

Audit Committee:

Gottfried Schellmann, Chairman

Dinah Corbaci

Eduard Berger

Century Casinos, Inc. 2025 Proxy Statement	11| 45

PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. See “Compensation Discussion and Analysis” and “Executive Compensation” below.

In order to better align the long-term interests of our executives with our stockholders and to attract and retain highly qualified executives, our compensation programs have been designed to provide competitive levels of compensation that integrate pay with our performance, with an emphasis on recognizing individual initiative and achievements and recognizing the complexity of our international operations. We base our compensation primarily on experience, expertise and performance, with a portion of potential compensation dependent upon our successful long-term performance and position in the international gaming industry.

The Compensation Policy includes an annual incentive plan and long-term incentive plan. In 2017, the Compensation Committee began granting cash awards to senior management based on the Company’s achievement of certain performance measures under the annual incentive plan and began making annual performance stock unit (“PSU”) grants to senior management under the 2016 Equity Incentive Plan. Under our long-term incentive program, a significant portion of the compensation paid to our executive officers is at-risk, performance-based compensation based on pre-determined, measurable performance objectives approved by the Compensation Committee. The Compensation Committee reviews the Compensation Policy annually and decided no changes were needed for 2024. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” below.

The compensation of our named executive officers received support from over 87% of the shares voted on this proposal at our last three Annual Meetings. We have responded to our stockholders’ input over the last several years and we will continue to consider the feedback from our stockholders when determining the compensation of our named executive officers in the future.

The vote on this proposal is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this proposal is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders’ concerns.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal No. 3. Abstentions effectively count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Century Casinos, Inc. 2025 Proxy Statement	12| 45

PROPOSAL NO. 4 ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote, on a nonbinding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years. Stockholders also may abstain from casting a vote on this proposal.

The Board of Directors has determined that an advisory vote on executive compensation every year will permit the stockholders of our company to provide direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement. We believe that an annual vote would provide us with timely feedback from our stockholders on executive compensation matters, which is consistent with our efforts to engage in a dialogue with our stockholders on executive compensation and corporate governance matters.

The vote on this proposal is advisory, which means that the vote on the frequency is not binding on the Company, our Board of Directors, or the Compensation Committee of the Board of Directors. The Board of Directors and the Compensation Committee will take into account the outcome of the vote; however, when considering the frequency of future advisory votes on executive compensation, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders. Approval of this proposal requires the affirmative vote of a plurality of the votes cast for one of the voting options of every “1 Year”, “2 Years”, or “3 Years”. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

MNDED AND M

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF “1 YEAR” AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Century Casinos, Inc. 2025 Proxy Statement	13| 45

INFORMATION REGARDING DIRECTORS

Information regarding our Board as of April 28, 2025 is as follows:

NAME	AGE	POSITION HELD
Erwin Haitzmann	71	Chairman of the Board and Co-Chief Executive Officer
Peter Hoetzinger	62	Vice Chairman of the Board, Co-Chief Executive Officer and President
Gottfried Schellmann	71	Director
Dinah Corbaci	70	Director
Eduard Berger	56	Director

ERWIN HAITZMANN holds a Doctorate and a Masters degree in Social and Economic Sciences from the University of Linz, Austria (1980). Dr. Haitzmann has extensive casino gaming experience ranging from dealer to various casino management positions and has served on numerous casino company boards worldwide. Dr. Haitzmann has been employed full-time by us since May 1993 and has been employed as either our Chief Executive Officer or Co-Chief Executive Officer since March 1994. Dr. Haitzmann has served as a director since March 1994. In determining that Dr. Haitzmann should serve as a director, the Board identified Dr. Haitzmann’s extensive experience in the gaming industry and general executive management experience. In determining that Dr. Haitzmann should serve as Chairman of the Board, the Board identified Dr. Haitzmann’s length of service with us, his vast and extensive knowledge of the domestic and international casino industry and his knowledge of our overall business.

PETER HOETZINGER received a Masters degree from the University of Linz, Austria (1986). Thereafter, he was employed in several managerial positions in the gaming industry with Austrian casino companies and has served on numerous casino company boards worldwide. Mr. Hoetzinger has been employed full-time by us since May 1993. He has served as our President since 2000 and our Co-Chief Executive Officer since March 2005. Mr. Hoetzinger has served as a director since March 1994. In determining that Mr. Hoetzinger should serve as a director, the Board identified Mr. Hoetzinger’s extensive experience in the domestic and international casino industry, general executive management experience and his knowledge of our overall business.

GOTTFRIED SCHELLMANN graduated from University of Vienna with a Law degree and is a Certified Tax Advisor in Austria. After having worked for several firms, including KPMG Germany, as a tax and accounting manager, he formed Schellmann & Partner in 1993, where he specialized in tax and accounting work for provinces and municipalities in Austria. In 1999, he sold Schellmann & Partner to KPMG and served from 1999 to 2008 as a partner. He was a part of the Confederation Fiscale Europeenne, the umbrella organization of the European Associations of Tax Advisors in Brussels, Belgium, from 1994 to 2014, holding roles as a representative on the Tax Committee from 1994 to 2004, Chair of the Indirect Tax Committee from 2005 to 2008, Chair of the Tax Committee from 2009 to 2012 and Vice President from 2013 to 2014. Since 2009, he has been a partner in Mueller & Schellmann, a boutique tax advisory company that he formed with a partner in 2009. He is also currently a member of the Worshipful Company of Tax Advisors in London. In 2022, he was elected as a member of the supervisory board of the Austrian Academy of Sciences and appointed as chair of the audit committee. Mr. Schellmann has served as a director since January 1997. In determining that Mr. Schellmann should serve as a director, the Board identified Mr. Schellmann’s extensive experience in international taxation, risk management, oversight and his general executive management experience.

DINAH CORBACI holds a Doctorate degree in Law from the University of Salzburg, Austria (1981). After her practice on the Austrian Court in Salzburg, she began working at IBM in 1984 where she served as Account Manager for large Austrian governmental customers. During her tenure at IBM from 1984 to 2009, she was responsible for all Austrian governmental customers regarding their strategic hardware development. As Software Account Manager for Software and Solutions, Dr. Corbaci was responsible for Austrian governmental customers’ application modernization and compliance with guidelines for the use of such software. Since August 2009, Dr. Corbaci has served as managing director of her private consulting firm, Dinah Corbaci Consulting for Information Technology, from which she retired in June 2017. Dr. Corbaci has served as a director since April 2000. In determining that Dr. Corbaci should serve as a director, the Board identified Dr. Corbaci’s extensive experience with e-business solutions, transactions with governmental authorities, risk management, oversight and her general executive management experience.

Century Casinos, Inc. 2025 Proxy Statement	14| 45

EDUARD BERGER is a Graduate of the Austrian Business School in Vienna (1987). Mr. Berger has more than 30 years of experience in banking. From 1990 to 2000, Mr. Berger built up the Austrian equity business for Deutsche Bank. From 2000 to 2008, Mr. Berger was Managing Director at Unicredit Group. Within Unicredit Group, Mr. Berger was a member of the Board of Creditanstalt INM AG, the equity brokerage unit of the group. Mr. Berger managed the Austrian equity business and was responsible for the European Equity Sales division of Unicredit Group. In 2008, Mr. Berger joined Credit Agricole-Cheuvreux, a leading European brokerage house, as CEO of their Austrian operation. Since 2011, Mr. Berger has served as a partner and member of the Executive Board of Wiener Privatbank SE, an independent private bank in Vienna specializing in private banking services, asset and wealth management, brokerage and real estate services, and as a member of the Board at Wiener Privatbank’s Asset Management unit, Matejka & Partner. Mr. Berger was appointed to the Board in February 2018. In determining that Mr. Berger should serve as a director, the Board identified Mr. Berger’s experience in international banking and finance, equity sales, corporate finance and asset management.

There are no family relationships between or among our directors or executive officers.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all directors, executive officers and employees. A complete text of this Code of Business Conduct and Ethics is available on the Investor Relations – Governance section of our website (www.cnty.com/investor/governance/facts-overview/). Any future amendments to or waivers of the Code of Business Conduct and Ethics will be posted to the Investor Relations – Governance – Facts & Overview section of our website.

Century Casinos, Inc. 2025 Proxy Statement	15| 45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 28, 2025, regarding common stock ownership by each named executive officer and each member of our Board, and all of our executive officers and directors as a group. The number of shares indicated as beneficially owned by each person listed below is calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Accordingly, share ownership includes shares that may be acquired upon the exercise of options, warrants, rights or conversion privileges that are exercisable on April 28, 2025, or will become exercisable within 60 days of that date (by June 27, 2025). For both tables below, the percentage ownership of each person listed below is based on the 30,682,603 shares outstanding as of April 28, 2025. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the named persons or entities has sole voting and investment power with respect to the shares shown as beneficially owned.

NAME OF BENEFICIAL OWNER		COMMON STOCK		OPTIONS EXERCISABLE OR VESTING WITHIN 60 DAYS	AMOUNT OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Erwin Haitzmann	(1)	1,468,649	(3)	225,000	1,693,649	5.5%
Peter Hoetzinger	(1)	1,484,801	(4)	225,000	1,709,801	5.6%
Gottfried Schellmann	(1)	85,357		25,000	110,357	*
Dinah Corbaci	(1)	32,657		25,000	57,657	*
Eduard Berger	(1)	1,357		25,000	26,357	*
Margaret Stapleton	(2)	163,436	(5)	—	163,436	*
Timothy Wright	(2)	48,767		—	48,767	*
Andreas Terler	(1)	67,415		25,000	92,415	*
Nikolaus Strohriegel	(1)	69,904		12,500	82,404	*
All executive officers and directors as a group (nine persons)		3,422,343		562,500	3,984,843	13.0%

*      Less than 1%.

(1)The address for the persons listed is Untere Viaduktgasse 2, 1030 Vienna, Austria.

(2)The address for the persons listed is 455 East Pikes Peak Ave., Suite 210, Colorado Springs, CO 80903.

(3)Flyfish Management & Consulting AG (“Flyfish”), a Swiss corporation that is wholly owned by Dr. Haitzmann, owns 1,200,000 of the reported shares (see “Executive Agreements”), and Dr. Haitzmann owns 268,649 of the reported shares.

(4)The Hoetzinger Family Foundation owns 1,077,084 of the reported shares, Focus Lifestyle and Entertainment AG (“Focus”), a Swiss corporation that is a wholly-owned subsidiary of Mr. Hoetzinger’s family foundation, own 262,917 of the reported shares (see “Executive Agreements”), and Mr. Hoetzinger owns 144,800 of the reported shares.

(5)Ms. Stapleton owns 163,311 of the reported shares and her spouse owns 125 of the reported shares.

Century Casinos, Inc. 2025 Proxy Statement	16| 45

The following table sets forth information as of April 28, 2025, regarding common stock ownership by beneficial owners of more than five percent (5%) of our outstanding common stock that have publicly disclosed their ownership, except for our Co-Chief Executive Officers, whose stock ownership is set forth in the table above.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS
Royce & Associates, LP 745 Fifth Avenue New York, NY 10151	2,896,035	(1)	9.4%
Nokomis Capital, L.L.C. 1717 McKinney Avenue, Suite 850 Dallas, TX 75202	2,137,430	(2)	7.0%
Rice Hall James & Associates, LLC 600 W. Broadway, Ste 1000 San Diego, CA 92101	1,588,310	(3)	5.2%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,522,715	(4)	5.0%

(1)Based solely on a Schedule 13G/A filed on October 15, 2024. Royce & Associates, LP has sole voting and dispositive power with respect to 2,896,035 shares.

(2)Based solely on a Schedule 13G/A jointly filed on October 24, 2024. Each of Nokomis Capital Master Fund L.P., Nokomis Capital Advisors, L.P., Nokomis Capital, L.L.C. and Brett Hendrickson has shared voting and dispositive power with respect to 2,137,430 shares.

(3)Based solely on a Schedule 13G filed on February 3, 2025. Rice Hall James & Associates, LLC has sole voting and dispositive power with respect to 1,588,310 shares.

(4)Based solely on a Schedule 13G/A filed on November 12, 2024. The Vanguard Group has sole dispositive power with respect to 1,511,857 shares and shared dispositive power with respect to 10,858 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Haitzmann, our Chairman and Co-Chief Executive Officer, and Mr. Hoetzinger, our Vice Chairman, Co-Chief Executive Officer and President, have established wholly-owned companies or family trusts to hold a certain portion of their respective interests in us. See “Security Ownership of Certain Beneficial Owners and Management.”

Our Audit Committee Charter provides that the Audit Committee must approve transactions between us and related parties for actual or apparent conflicts of interest. The Audit Committee defines a related party transaction as one between our directors and executive officers, their immediate family members and entities in which they hold a 5% or greater beneficial ownership interest, where the aggregate amount is expected to exceed $120,000 in any calendar year.

The Audit Committee approved the management agreements between us and entities indirectly owned by our Co-Chief Executive Officers, as described under “Executive Agreements.”

Century Casinos, Inc. 2025 Proxy Statement	17| 45

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF COMPENSATION GOALS AND OBJECTIVES

The Compensation Committee is responsible for reviewing and setting the compensation of our named executive officers:

NAME	TITLE
Erwin Haitzmann	Chairman of the Board and Co-Chief Executive Officer
Peter Hoetzinger	Vice Chairman of the Board, Co-Chief Executive Officer and President
Margaret Stapleton	Chief Financial Officer and Corporate Secretary
Timothy Wright	Chief Accounting Officer and Corporate Controller
Andreas Terler	Managing Director of Century Resorts Management GmbH (“CRM”) and Executive Vice President, Operations – United States
Nikolaus Strohriegel	Managing Director of CRM and Executive Vice President, Operations – Canada and Europe

In order to better align the long-term interests of our executives with our stockholders and to attract and retain highly qualified executives, our compensation programs have been designed to provide competitive levels of compensation that integrate pay with our performance, with an emphasis on recognizing individual initiative and achievements.

We base our compensation primarily on our named executive officers’ experience, expertise and performance, with a portion of potential compensation dependent upon our successful long-term performance and position in the international gaming industry. The Compensation Committee believes that the compensation program for our named executive officers is designed to reward long-term performance by tying a significant portion of overall compensation to long-term financial objectives. The Compensation Committee also believes that our compensation program motivates our named executive officers to deliver financial results that meet or exceed our expectations, seek and develop new gaming opportunities, and effectively manage our widespread international operations. The Compensation Committee also believes that using a long-term compensation model motivates our named executive officers to bring about sustainable performance and long-term loyalty.

For more information regarding our annual and long-term incentive plans, including actions taken by the Compensation Committee in 2024, see “Elements of Compensation” below.

COMPANY BUSINESS DEVELOPMENTS

2024 Performance and Results

Our Company develops, acquires and operates gaming establishments as well as related lodging, horse racing (including off-track betting) and entertainment facilities, primarily in North America. Our main goal is to grow our business by actively pursuing the development or acquisition of new gaming opportunities and growing and reinvesting in our existing properties. During 2024, our named executive officers managed two significant development projects in Missouri to their completion. The Riverview hotel in Cape Girardeau was opened in April 2024 and the new land-based casino and hotel in Caruthersville was opened in November 2024.

Our 2024 financial results compared to the year ended December 31, 2023 were as follows:

•Net operating revenue for the year ended December 31, 2024 was $575.9 million, a 5% increase

•Earnings from operations for the year ended December 31, 2024 were $4.3 million, a decrease of 93%

•Net loss attributable to Century Casinos, Inc. stockholders for the year ended December 31, 2024 was $128.2 million, a decrease of 355%

•Adjusted EBITDAR* for the year ended December 31, 2024 was $102.7 million, a decrease of 10%

•Basic loss per share for the year ended December 31, 2024 was $4.19

•The closing price of our common stock was $3.24 on December 31, 2024, a 34% decrease compared to the closing price on December 29, 2023

Century Casinos, Inc. 2025 Proxy Statement	18| 45

Net loss attributable to Century Casinos, Inc. stockholders in 2024 was negatively impacted by increased interest expense primarily due to additional properties added to our triple net lease with VICI, by a valuation allowance on our net deferred tax assets related to the United States during the second quarter of 2024, and by the impairment of goodwill at the Nugget during the fourth quarter of 2024. The latter two non-cash items increased net loss attributable to Century Casinos, Inc. stockholders in 2024 by $43.7 million.

*Adjusted EBITDAR is a non-GAAP financial measure. For a discussion and reconciliation of Adjusted EBITDAR to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), see Appendix A.

COMPENSATION POLICY

Our Compensation Policy provides for (i) an annual incentive plan that rewards executives for the achievement of near-term corporate objectives and individual employee performance and provides a potential significant cash incentive-based award and (ii) a long-term incentive plan that is an equity award program that rewards executives based on their achievement of long-term corporate financial objectives and increases in total stockholder return. The Compensation Policy sets forth the following objectives in establishing compensation for our executives:

•Aligning executive compensation with our corporate strategies, business objectives and the long-term interests of our stockholders;

•Incentivizing executives to achieve key strategic, financial and operational performance measures by linking the annual incentive plan awards and long-term incentive plan awards to the achievement of performance goals in these areas;

•Reinforcing executives’ incentive to increase the Company’s stock price and maximize long-term, sustainable stockholder value, and promoting their retention, by providing a significant amount of total compensation opportunities in the form of equity;

•Successfully implementing the Company’s performance-based compensation philosophy;

•Attracting and retaining individuals of superior ability and managerial talent; and

•Encouraging employee retention through participation in the annual incentive plan and the long-term incentive plan.

In the Compensation Policy, the Compensation Committee adopted the following compensation “best practices,” which are designed to discourage unnecessary or excessive risk-taking behavior by the Company’s employees:

•Pay for performance. Executive performance-based compensation and payments awarded under the annual incentive plan and the long-term incentive plan are based on pre-determined, measurable performance objectives approved by the Compensation Committee.

•Mix of incentives. A balance of short-term and long-term incentives is created through a mix of variable cash compensation awards and long-term equity awards.

•Equity-based pay. A significant portion of the executives’ compensation is in the form of equity awards that emphasize long-term value creation.

•At-risk pay. A significant portion of the executives’ compensation is “performance-based” or “at-risk.”

•Significant vesting periods. Awards granted to executives under the long-term incentive plan will generally vest following the completion of a three-year performance period. Stock options granted to executives generally vest over a four-year period.

•Compliance with additional compensation policies. Executives are required to comply with the Company’s Stock Ownership Policy, Hedging and Pledging Policy and Clawback Policy, which are described in more detail below.

At our 2024 annual meeting, our stockholders approved our Amended and Restated 2016 Equity Incentive Plan (the “2016 Plan”), which authorizes the issuance of 5,930,400 shares of our common stock. Awards under the 2016 Plan may be granted in the form of stock options, stock appreciation rights, restricted stock, stock units and other stock-based awards. Awards under the 2016 Plan may be granted to our employees, consultants, advisors and non-employee directors. The 2016 Plan also includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, including:

•No repricing of underwater options or stock appreciation rights without stockholder approval.

•No discounted option or SAR grants.

•No liberal share recycling or reload provisions.

•No liberal definition of “change in control.”

Century Casinos, Inc. 2025 Proxy Statement	19| 45

•No automatic accelerated vesting of equity awards upon a change in control.

•Limit on non-employee director awards.

•A clawback applicable to all equity awards, whether time- or performance-based.

COMPENSATION PROGRAM DESIGN

The executive compensation program is designed with our executive compensation objectives in mind and is comprised of fixed and variable pay plans, cash and non-cash plans, and short- and long-term payment structures in order to recognize and reward executives for their contributions to us today and in the future.

Our current short-term executive compensation structure consists of base salary and annual incentive compensation in the form of performance-based cash bonuses. Our long-term executive compensation currently consists of PSU awards and, prior to 2017, consisted of stock option awards. The Compensation Committee believes that granting PSU awards, which generally vest following the completion of a three-year performance period, to our named executive officers promotes retention and motivates our named executive officers to achieve our long-term business objectives because the ultimate value of their equity awards is strongly related to their long-term contributions to our Company.

We continually assess and evaluate the internal and external competitiveness of all components of the executive compensation program. Internally, we look at critical and key positions that are directly linked to our profitability and viability. We seek to ensure that the appropriate hierarchy of jobs is in place with appropriate ratios of Chief Executive Officer compensation to other senior executive compensation. Due to the highly competitive nature of the gaming industry, it is important for our compensation plans to provide us with the ability to recruit, retain and internally develop top executive talent.

ROLES IN ESTABLISHING COMPENSATION

When determining the compensation of our named executive officers, the Compensation Committee conducts its own analysis, and solicits advice from internal Company resources, which may include, but are not limited to, our Co-Chief Executive Officers and Chief Financial Officer. The Compensation Committee may also receive recommendations from independent advisors that it retains from time to time, as was the case in developing its revised compensation program in 2016.

Our Co-Chief Executive Officers annually review the performance of our named executive officers and, based on these reviews, recommend to the Compensation Committee compensation for all named executive officers except themselves. The Compensation Committee reviews the recommendations and makes the final decisions regarding compensation paid to our senior executives, including base pay, annual incentive bonuses and equity awards.

USE OF PEER GROUP AND OTHER MARKET DATA

The Compensation Committee has established a peer group of publicly-traded companies in the gaming, hospitality and restaurant industry (the “Peer Group”) based on data and recommendations initially provided by its independent advisor and supplemented by management. For determining 2024 compensation, the Compensation Committee used the following Peer Group companies that were determined to have similar business characteristics in terms of size, business structure, operations in local and international areas, and individual company features.

PEER GROUP COMPANIES
• PENN Entertainment, Inc. (PENN)	• RCI Hospitality Holdings, Inc. (RICK)
• Yum! Brands, Inc. (YUM)	• Bally’s Corporation (BALY)
• Churchill Downs Incorporated (CHDN)	• Red Rock Resorts, Inc. (RRR)
• Golden Entertainment, Inc. (GDEN)	• Monarch Casino & Resort, Inc. (MCRI)
• Caesars Entertainment, Inc. (CZR)	• Playa Hotels & Resorts N.V. (PLYA)

Century Casinos, Inc. 2025 Proxy Statement	20| 45

The 2024 Peer Group contains the same companies that were in the Peer Group for 2023. Historically, due to the highly specialized nature of our business, the Compensation Committee has relied on internal resources and limited the external resources considered when establishing compensation to only market and Peer Group data from the gaming industry. However, the Compensation Committee considers market data from the gaming industry as well as Peer Group data when determining named executive officer compensation.

CONSIDERATION OF SAY-ON-PAY RESULTS AND STOCKHOLDER INPUT

At our Annual Meeting of Stockholders held on June 24, 2024, we conducted our annual advisory vote on the 2023 compensation program for our named executive officers (“Say-on-Pay”). The 2023 compensation of our named executive officers received support from over 87% of the shares voted on the Say-on-Pay proposal. The Compensation Committee appreciates the support of its stockholders as evidenced by the 2024 Say-On-Pay vote, and will continue to consider the outcome of our Say-on-Pay vote results and other stockholder input when determining the compensation of our named executive officers in the future.

ELEMENTS OF COMPENSATION

Base Salary

The Compensation Committee sets base salaries for our named executive officers based on a variety of factors, including:

•the nature and responsibility of the position;

•the experience and contribution of the named executive officer;

•the named executive officer’s performance, including whether individual objectives were met or exceeded during a particular period;

•additional duties or responsibilities of the named executive officer or organizational changes in our Company;

•the complexity of our international operations and transactions;

•the amount of international travel by the named executive officer; and

•retention.

The annual base salaries for our named executive officers are presented in the table below.

	2023 BASE SALARY ($)	2024 BASE SALARY ($)	CHANGE (%)
Erwin Haitzmann (1)(5)	649,944	674,254	4%
Peter Hoetzinger (2)(5)	649,947	673,878	4%
Margaret Stapleton	279,250	292,096	5%
Timothy Wright	223,400	233,676	5%
Andreas Terler (3)	265,364	276,262	4%
Nikolaus Strohriegel (4)	159,980	180,483	13%

(1)Dr. Haitzmann’s annual base salary consisted of (i) €250,140 in 2024, which was $264,933 based on monthly average exchange rates in effect during 2024, and €239,140 in 2023, which was $258,624 based on monthly average exchange rates in effect during 2023, and (ii) an annual management fee of $409,321 in 2024 and $391,320 in 2023 paid on a monthly basis to Flyfish.

(2)Mr. Hoetzinger’s annual base salary consisted of (i) €250,140 in 2024, which was $264,557 based on monthly average exchange rates in effect during 2024, and €239,140 in 2023, which was $258,627 based on monthly average exchange rates in effect during 2023, and (ii) an annual management fee of $409,321 in 2024 and $391,320 in 2023 paid on a monthly basis to Focus. The base salary shown for 2023 has been corrected from prior disclosure to remove the inadvertent addition of medical insurance in Mr. Hoetzinger’s base salary.

(3)Mr. Terler’s annual base salary was €255,825 in 2024, which was $276,262 based on monthly average exchange rates in effect during 2024 and €244,575 in 2023, which was $265,364 based on monthly average exchange rates in effect during 2023.

(4)Mr. Strohriegel’s annual base salary was €167,729 in 2024, which was $180,483 based on monthly average exchange rates in effect during 2024 and €146,745 in 2023, which was $159,980 based on monthly average exchange rates in effect during 2023.

(5)Differences in the U.S. dollar equivalent of the salaries of Dr. Haitzmann and Mr. Hoetzinger are due to the timing of payments throughout the year.

Century Casinos, Inc. 2025 Proxy Statement	21| 45

The Compensation Committee evaluates the salaries of the named executive officers when it is considering their total target compensation, including salary, annual bonuses and equity awards, which are currently in the form of PSUs. In June 2024, effective January 2024, the Compensation Committee increased by 4-5% the base salaries of each of our named executive officers (including through the annual management fees paid to Flyfish and Focus for services rendered by the Co-CEOs), except that Mr. Strohriegel’s salary was increased by 13% to more closely align his compensation with his role. The Compensation Committee believes that the base salaries of the named executive officers are fair and competitive with those of executive officers at the Peer Group companies and other comparable companies in the gaming industry.

Annual Incentive Compensation

The Compensation Committee considers salaries and bonuses and, in the case of our Co-Chief Executive Officers, compensation payable under their management agreements, in determining the competitiveness of the total compensation package. After the end of each fiscal year, the Compensation Committee determines whether named executive officers will receive performance-based cash incentive compensation based on whether certain performance measures, which are established early in the applicable fiscal year, are achieved.

The annual incentive award for 2024 was based on the achievement of net operating revenue over a one-year performance period beginning on January 1, 2024, with threshold, target and maximum set at $564.3 million, $627.0 million and $689.7 million, respectively. The amount of cash earned by award recipients following the end of the performance period could range from 0% to 200% of the target amount. If performance is between the threshold and target levels, or between the target and maximum levels, then the payout as a percentage of the target is determined by linear interpolation. Threshold (50%), target (100%) and maximum (200%) payout opportunities established for the 2024 annual incentive plan for each named executive officer are set forth in the table below.

NAMED EXECUTIVE OFFICER	THRESHOLD	TARGET	MAXIMUM
Erwin Haitzmann	$125,000	$250,000	$500,000
Peter Hoetzinger	125,000	250,000	500,000
Margaret Stapleton	62,500	125,000	250,000
Timothy Wright	62,500	125,000	250,000
Andreas Terler	62,500	125,000	250,000
Nikolaus Strohriegel	62,500	125,000	250,000

In March 2025, the Compensation Committee reviewed the Company’s net operating revenue results. Net operating revenue for the Company’s Canadian and Poland properties was translated to US dollars with the exchange rates used in forecasting. Actual net operating revenue was $576.0 million for the period, and the Compensation Committee determined that the named executive officers earned approximately 59.3% of the targets set for cash bonuses under the annual incentive plan for 2024, as noted in the table below. However, the Compensation Committee determined that the 2024 annual incentive plan bonuses for our Co-CEOs were not earned; they will be payable in 2026 if the Company meets the “threshold” performance for 2025 net operating revenue targets, as set by the Compensation Committee for the 2025 annual incentive plan.

NAMED EXECUTIVE OFFICER	2024 ACTUAL BONUS
Erwin Haitzmann	$—	(1)
Peter Hoetzinger	—	(1)
Margaret Stapleton	74,123
Timothy Wright	74,123
Andreas Terler	74,123
Nikolaus Strohriegel	74,123

(1)Annual incentive plan bonuses to Dr. Haitzmann and Mr. Hoetzinger (which would have otherwise been in the amount of $148,245 for each) were not earned. However, these amounts will be earned by the Co-CEOs if the Company meets “threshold” performance for 2025 net operating revenue targets, as set by the Compensation Committee for the 2025 annual incentive plan.

Century Casinos, Inc. 2025 Proxy Statement	22| 45

Long-term Incentive Compensation

Under our long-term incentive plan, the Compensation Committee grants PSUs annually, under which executive officers receive at-risk, performance-based compensation and payments based on pre-determined, measurable performance objectives approved by the Compensation Committee.

2024 Performance Stock Units

After stockholder approval of the amendment and restatement of the 2016 Plan, in June 2024, the Compensation Committee approved the grant of PSUs for 2024 (“2024 PSUs”) to our senior management under the 2016 Plan. Each 2024 PSU that vests represents the right to receive one share of our common stock. The 2024 PSUs vest based on our achievement of specified performance measures, consisting of relative total stockholder return (“TSR”) and Adjusted EBITDAR, over a three-year performance period, beginning January 1, 2024. For the 2024 PSUs, relative TSR is calculated as the difference, whether positive or negative, between our TSR minus the TSR of the Russell 3000 Index. Adjusted EBITDAR is calculated as net (loss) earnings attributable to Century Casinos, Inc. stockholders before interest expense (income), net, including interest expense related to the Master Lease, income taxes (benefit), depreciation, amortization, non-controlling interests net earnings (losses) and transactions, pre-opening expenses, termination costs related to closing a casino, acquisition costs, non-cash stock-based compensation charges, asset impairment costs, loss (gain) on disposition of fixed assets, discontinued operations, (gain) loss on foreign currency transactions, cost recovery income and other, gain on business combination and certain other one-time items. The relative TSR performance measure constitutes 25% of the PSU award and the Adjusted EBITDAR performance measure constitutes 75% of the PSU award. The relative TSR and Adjusted EBITDAR performance measures are calculated independently. Threshold, target and maximum payout opportunities established for the 2024 PSUs will be used to calculate the number of shares that will be issuable when the award vests, which may range from 0% to 200% of the target amount. In order to earn any PSUs at the end of the performance period, the threshold level of either of the relative TSR or the Adjusted EBITDAR performance measures, but not both, must be achieved. Any 2024 PSUs that are earned are scheduled to vest and be settled in shares of the Company’s common stock following the end of the performance period. The Compensation Committee grants PSU awards to senior management on an annual basis. Threshold, target and maximum TSR and Adjusted EBITDAR performance measures for the 2024 PSUs are below:

NAME	THRESHOLD	TARGET	MAXIMUM
Relative TSR	-10%	0%	10%
Adjusted EBITDAR (in millions)	$ 376.1	$ 417.8	$ 459.6

The Compensation Committee granted the following target number of 2024 PSUs to the named executive officers on June 22, 2024:

NAMED EXECUTIVE OFFICER	TARGET NUMBER OF 2024 PSUs	GRANT DATE FAIR VALUE OF TARGET PSUs
Erwin Haitzmann	94,791	$171,808
Peter Hoetzinger	94,791	171,808
Margaret Stapleton	33,854	61,360
Timothy Wright	23,698	42,952
Andreas Terler	33,854	61,360
Nikolaus Strohriegel	23,698	42,952

Century Casinos, Inc. 2025 Proxy Statement	23| 45

2022 Performance Stock Units

In March 2022, under the long-term incentive program and pursuant to the 2016 Plan, the Compensation Committee approved the grant of PSUs (“2022 PSUs”) to our senior management.  Each 2022 PSU represented the right to receive one share of our common stock. The 2022 PSUs vested based on our achievement of specified performance measures, consisting of relative TSR and Adjusted EBITDAR, over a three-year performance period, beginning January 1, 2022. For the 2022 PSUs, relative TSR was calculated as the difference, whether positive or negative, between our TSR minus the TSR of the Russell 3000 Index. The relative TSR performance measure constituted 25% of the PSU award and the Adjusted EBITDAR performance measure constituted 75% of the PSU award. Threshold, target and maximum performance measures were -10%, 0%, and 10%, respectively, for relative TSR and $293.0 million, $325.6 million, and $358.2 million, respectively, for Adjusted EBITDAR. The relative TSR and Adjusted EBITDAR performance measures were calculated independently. Threshold, target and maximum payout opportunities established for the 2022 PSUs were used to calculate the number of shares that were issuable when the award vested, which ranged from 0% to 200% of the target amount.  In order to earn any PSUs at the end of the performance period, the threshold level of either of the relative TSR or the Adjusted EBITDAR performance measures, but not both, had to be achieved.

In March 2025, the Compensation Committee made a determination regarding the number (if any) of shares of common stock earned and issuable under the 2022 PSU awards following the end of the three-year performance period. The Compensation Committee reviewed the Company’s TSR against the TSR of the Russell 3000 Index and calculated the Company’s Adjusted EBITDAR in accordance with the 2022 PSU awards. Based on the Company’s relative TSR of (96%) and Adjusted EBITDAR of $274.8 million (Adjusted EBITDAR related to Nugget Casino and Rocky Gap was excluded), the Compensation Committee determined that neither threshold level of the relative TSR or Adjusted EBITDAR performance measures was achieved and therefore no shares of common stock were earned or issued.

The following table shows the target number of 2022 PSUs granted and the number of PSUs earned by the named executive officers:

NAMED EXECUTIVE OFFICER	NUMBER OF 2022 TARGET PSUs GRANTED	2022 PSUs EARNED AT 0% PAYOUT FACTOR
Erwin Haitzmann	71,140	—
Peter Hoetzinger	71,140	—
Margaret Stapleton	25,407	—
Timothy Wright	17,785	—
Andreas Terler	25,407	—
Nikolaus Strohriegel	17,785	—

BENEFITS AND PERQUISITES

Our use of perquisites as an element of compensation is limited. The Compensation Committee does not view perquisites and other benefits as a significant element of our compensation structure, but does believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

In addition to certain life insurance contributions and change of control protections, we generally provide broad-based benefits to our executives and other employees. Executives and all other employees are eligible to participate in various benefit programs such as medical, dental and vision insurance, life insurance, both short and long-term disability, and employer contributions to the Century Casinos, Inc. 401(k) Savings and Retirement Plan. Relocation benefits are available and are negotiated on an individual basis when an employee is hired.

In addition to our group benefits, Dr. Haitzmann and Mr. Hoetzinger are also entitled to:

•Mr. Hoetzinger’s policy provides a maximum life insurance benefit of €418,032 (approximately $434,956 based on the exchange rate in effect on December 31, 2024), payable in either a single lump sum or as an annuity;

•Long term disability or death benefits equal to the executive’s annual salary in effect at the time of disability or death, paid monthly for a period of 12 months from the date of disability or death; and

•The use of an automobile provided and paid for by us for business and personal purposes; provided, however, that Dr. Haitzmann may choose to receive a monthly car allowance in cash in lieu of our providing him with the use of an automobile.

Century Casinos, Inc. 2025 Proxy Statement	24| 45

CHANGE OF CONTROL AND SEVERANCE BENEFITS

Employment Agreements. We have entered into employment agreements with all of our named executive officers which are described below under “Executive Agreements.” These agreements provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a “change of control” or a termination without “cause” by us, each as is defined in the applicable agreement. Due in part to an internal organizational restructuring, the Company and Dr. Haitzmann mutually agreed to terminate his employment agreement, effective November 1, 2024, and since that date he has provided services solely through the management agreement with Flyfish (the “Flyfish Agreement”), which was amended and restated on the same date to migrate certain terms that were found in his employment agreement relating to compensation, termination rights and severance obligations into the Flyfish Agreement. For a summary of the material terms and conditions of our agreements with the named executive officers providing for payments in connection with termination of employment and changes in control of our Company, please see “Executive Compensation – 2024 Potential Payments upon Termination or Change of Control” below.

The change of control provisions and the related severance compensation provisions of the employment agreements with our named executive officers and our equity incentive plans are designed to meet the following objectives:

Change of Control. Many larger, established casino companies may consider companies at similar stages of growth as us as potential acquisition targets as a means of adding value to their company. In some scenarios, the potential for merger or acquisition may be in the best interests of our stockholders. In certain cases, we provide severance compensation if an executive is terminated as a result of a corporate transaction in order to maintain the continuity of management during the transaction and in order to promote the ability of our executive officers to act in the best interests of our stockholders even though there is a possibility that they could be terminated as a result of the transaction.

A “change of control” is defined in the employment agreements for Dr. Haitzmann and Mr. Hoetzinger (the “CEO Employment Agreements”) as follows:

•Any unaffiliated person or entity becoming the beneficial owner of a majority of the voting rights of our outstanding securities;

•The triggering of the issuance of stock rights to stockholders pursuant to our stock rights agreement, as amended from time to time;

•The replacement during any two calendar years of half or more of our Board;

•The replacement or rejection of one or more persons nominated to be a director by our Board before any change of control;

•The election of one or more persons to our Board that have not been nominated by our Board prior to any change of control;

•The incumbent directors as of 2024 ceasing to constitute a majority of the Board, with certain exceptions;

•Dr. Haitzmann ceases to serve as our Chairman and Co-Chief Executive Officer, except by reason of his death or permanent disability (as stated in Mr. Hoetzinger’s employment agreement);

•Mr. Hoetzinger ceases to serve as our Vice Chairman and Co-Chief Executive Officer, except by reason of his death or permanent disability (as stated in Dr. Haitzmann’s employment agreement); or

•The holders of securities approve a merger, sale, consolidation or liquidation of our Company.

A “change of control” is defined in the employment agreements for Ms. Stapleton, Mr. Wright, Mr. Terler and Mr. Strohriegel (the “Executive Employment Agreements”) as follows:

•An Exchange Act Person becomes the beneficial owner of one-third or more of the combined voting power of our outstanding securities (subject to certain exceptions);

•A majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board; or

•A corporate transaction is consummated (subject to certain exceptions).

Century Casinos, Inc. 2025 Proxy Statement	25| 45

Termination Without Cause By Us. Under the CEO Employment Agreements, if we terminate the employment of Dr. Haitzmann or Mr. Hoetzinger without cause, we are obligated to provide severance compensation. We believe this is appropriate because (i) the terminated CEO is bound by confidentiality and non-compete provisions covering a specified period of time; (ii) we and the CEO have mutually agreed to a severance package that is in place prior to any termination event, which provides us more flexibility to make a change in senior management if such a change is in the best interests of us and our stockholders; and (iii) the CEO receives a fair severance payment that is defined in advance of a termination without cause. Under the Executive Employment Agreements, if we terminate the executive’s employment without cause, we are obligated to provide severance compensation. We believe this is appropriate because (i) we have mutually agreed to a severance package that is in place prior to any termination event, which provides us more flexibility to make a change in senior management if such a change is in the best interest of us and our stockholders; and (ii) the executive receives a fair severance payment that is defined in advance of a termination without cause. For this scenario, we define “cause” as follows:

•The failure of the executive for any reason, within 30 days for CEOs and 10 days for other named executive officers after receipt by the executive of written notice thereof from us, to correct, cease, or otherwise alter any specific action or omission to act that constitutes a material and willful breach of such executive’s employment agreement that is likely to result in material damage to us; or

•Any willful gross misconduct likely to result in material damage to us.

As noted above, on November 1, 2024, the Company and Dr. Haitzmann mutually agreed to terminate his employment agreement and amend and restate the Flyfish Agreement, which migrated these terms into the Flyfish Agreement. In connection therewith, Dr. Haitzmann did not receive the severance benefits associated with a termination without cause by us. However, Dr. Haitzmann did become entitled to a severance payment based on local law, which was paid in 2025.

Termination With Cause By Executive. The CEO Employment Agreements and Executive Employment Agreements provide severance in the event they voluntarily terminate their employment or employment agreement with us for cause. The severance provided would be treated similarly to an involuntary termination without cause by us for the same reasons provided for that situation, as described above. For this scenario, “cause” is defined as follows:

•Our failure for any reason, within 30 days for CEOs and 10 days for other named executive officers after receipt by us of written notice from the executive, to correct, cease, or otherwise alter any material adverse change in the conditions of such employee’s employment, including, but not limited to any change in his title or position, or the duties of such position, unless the employee consents in writing to such change; or

•A change of control, as defined above, has occurred.

Management Agreements. In addition to the CEO Employment Agreements, we are party to separate management agreements with Flyfish, a Swiss corporation that is wholly owned by Dr. Haitzmann, and with Focus, a Swiss corporation that is a wholly-owned subsidiary of Mr. Hoetzinger’s family foundation. Dr. Haitzmann’s employment agreement was terminated effective November 1, 2024, and his services are now provided exclusively through the management agreement with Flyfish, which was amended on the same date to migrate certain terms from Dr. Haitzmann’s employment agreement relating to compensation, termination rights and severance obligations into the Flyfish Agreement.

Termination with Cause by Consultant or without Cause by Us. The management agreements provide for certain payments and benefits to be made to Flyfish and/or Focus should either of them terminate their respective management agreements for cause or should either of them be terminated by us without cause. These payments and benefits include: (i) a lump sum cash payment of three times the current management fee plus three times the average bonus for the prior three years and (ii) an option to continue to serve as a consultant for three years at the then-current management fee, prior year’s bonus and current benefits. For the purposes of the determination of these payments and benefits, “cause” means (i) our failure for any reason, within 30 days after receipt of written notice, to correct, cease or otherwise alter any material adverse change in the conditions of engagement, including but not limited to any change in duties or (ii) a change of control has occurred.

A “change of control” under the management agreements is the same as a change of control under the employment agreements, as defined above.

Century Casinos, Inc. 2025 Proxy Statement	26| 45

Equity Awards. Our 2016 Plan and our previous equity incentive plans under which we have issued equity awards to our executive officers provide for accelerated vesting of stock awards following a change of control, as defined in such plans, under certain circumstances as described below. Under the PSU award agreements, the PSUs issued to our executive officers under our 2016 Plan provide that, in the case of a termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the 2016 Plan), the participant receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period. In the case of a Change in Control, the PSUs have accelerated vesting if (i) the participant has a termination without Cause or for Good Reason within 12 months after the award is assumed or replaced by the surviving entity, or (ii) the award is not assumed or replaced by the surviving entity.

For more information on our potential payments to named executive officers in connection with a termination or change of control, please see “Executive Compensation – 2024 Potential Payments upon Termination or Change of Control” below.

OTHER Compensation Policies

Stock Ownership Policy. It is our policy that all of our executive officers should have a significant financial stake in us. To that end, we have adopted stock ownership guidelines applicable to our executive officers. The guidelines are applicable to each of our executive officers and provide that each executive officer is expected to directly or beneficially own shares of our common stock with a value at least equal to the amount shown below:

•Co-CEOs – Three times annual base salary

•All other executive officers – Annual base salary

The amount of annual base salary includes any annual management fees paid to a Co-CEO, a family foundation or a company directly or beneficially owned by such Co-CEO or a subsidiary thereof in connection with a management agreement entered into between any of such parties and the Company or any subsidiary of the Company. The only shares counted for purposes of the ownership guidelines are fully-vested outstanding shares of which the individual is deemed to be the “beneficial owner” for purposes of Section 16 under the Exchange Act. For each Co-CEO, shares counted for purposes of the ownership guidelines include any shares owned by a family foundation or a company directly or beneficially owned by a Co-CEO or a subsidiary thereof. Shares subject to a compensatory equity-based award of any kind that has not yet vested and shares subject to an option or stock appreciation right that has not yet been exercised will not be counted toward satisfaction of the stock ownership guidelines. Each executive officer has five years from the date he or she becomes subject to the guidelines to achieve compliance with the ownership guidelines.

In addition, each of the Co-Chief Executive Officers was required to complete the purchase of additional shares of our common stock using the after-tax amount of €112,500 of such Co-Chief Executive Officer’s salary within three years from January 1, 2023, and each of the Co-Chief Executive Officers is in compliance with this requirement as of the date of this report.

Hedging and Pledging. We have adopted a policy that provides for restrictions on equity transactions, including prohibitions on hedging transactions and pledging of our stock by our officers and directors. The policy does not restrict non-officer employees. Our officers and directors may not engage in any hedging or monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. In addition, under the policy, our officers and directors are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan; provided that an exception may be granted where a person covered by the policy wishes to pledge the Company’s securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities, if approved in advance by our Chief Financial Officer.

Clawback Policy. Pursuant to Rule 10D-1 of the Exchange Act and applicable Nasdaq listing rules, we timely adopted a policy for recovery of incentive-based compensation from our current and former Section 16 executive officers under certain circumstances. Incentive-based compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. The policy provides that in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, and the noncompliance resulted in overpayment of the incentive-based compensation received by an executive officer within the three completed fiscal years preceding the date the restatement was required, then the Company will recover

Century Casinos, Inc. 2025 Proxy Statement	27| 45

from its executive officers, on a reasonably prompt basis, the amount of any such erroneously awarded incentive-based compensation to an executive officer. Erroneously awarded incentive-based compensation is the excess of the amount of incentive-based compensation received by current and former executive officers over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts.

In addition, the 2016 Plan, as amended in 2024, provides for the clawback of all equity awards, both time-vesting and performance-vesting, in the event of an accounting restatement.

Rule 10b5-1 Sales Plans. From time to time in accordance with our Insider Trading Policy, certain of our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances as set forth in our Insider Trading Policy. In accordance with the SEC’s recent Rule 10b5-1 amendments, we plan to amend our Insider Trading Policy to impose a mandatory cooling-off period for our directors and executive officers and prohibit overlapping and single trade 10b5-1 plans, subject to certain exceptions.

Other Equity-Related Policies. The 2016 Plan requires that all stock options granted under the plan have an exercise price that is not less than the fair market value of a share of our common stock on the date the grant is made. The 2016 Plan also prohibits re-pricing or exchanging underwater stock options under the 2016 Plan without stockholder approval.

The Compensation Committee generally grants equity awards to our executives at the first Compensation Committee meeting of our fiscal year, and to our Outside Directors in March. Awards are neither timed to relate to the price of our stock nor to correspond with the release of material non-public information, although grants are generally made when our trading window is open. Grants to new employees, including potential named executive officers, are typically made at the next Committee meeting following the employee’s start date. However, in fiscal 2024, grants of equity awards for executives were delayed until June, after our amended and restated 2016 Plan was approved by stockholders, and our Outside Directors received cash in lieu of 2024 equity grants.

During 2024, we did not award stock options or stock appreciation rights to any of our named executive officers.

Our Compensation Policies and Practices as they Relate to Our Risk Management. We monitor the risks associated with our compensation programs and individual executive compensation decisions on an ongoing basis. The Compensation Committee identified no material risks in our executive compensation programs in fiscal 2024. The Compensation Committee believes that there are several features in our compensation programs and policies that mitigate excessive risk-taking. For instance, a large percentage of senior management compensation has historically been paid in the form of long-term equity awards over a multiple-year cycle, a compensation structure that is intended to align incentives with appropriate risk taking. Moreover, senior management is subject to share ownership and retention policies, and we retain broad discretion to recover incentive awards in the event of certain significant misconduct. Our general risk management controls also serve to preclude our decision makers from taking excessive risk to earn the incentives provided under our compensation programs.

TAX AND OTHER CONSIDERATIONS

In designing our compensation programs, we take into account the various tax and accounting rules associated with different forms of compensation. Section 162(m) of the Internal Revenue Code precludes us from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” (which as of 2024 included all of our named executive officers).

Despite the limit on the deductibility of performance-based compensation, we continue to believe that a significant portion of our executives’ compensation should be tied to our performance and that stockholder interests are best served if the Compensation Committee’s discretion and flexibility in structuring and awarding compensation is not restricted even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expense to us.

Century Casinos, Inc. 2025 Proxy Statement	28| 45

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the “Compensation Discussion and Analysis” included in this proxy statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Gottfried Schellmann

Dinah Corbaci

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act, the foregoing report of the Compensation Committee does not constitute soliciting material and shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts, except to the extent the Company specifically incorporates such report by reference therein.

Century Casinos, Inc. 2025 Proxy Statement	29| 45

EXECUTIVE COMPENSATION

The table below sets forth the compensation for 2024, 2023 and 2022 earned by our named executive officers.

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)		BONUS ($)(2)		OPTION AWARDS ($)(3)	STOCK AWARDS ($)(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(5)(6)		ALL OTHER COMPENSATION ($)(7)(8)	TOTAL ($)
Erwin Haitzmann
Chairman of the Board	2024	674,254	(9)	—		—	171,808	—		379,334	1,225,396
and Co-Chief Executive	2023	649,944	(9)	127,500		1,557,000	819,453	211,640		62,090	3,427,627
Officer	2022	591,929	(9)	—		—	746,970	253,837		48,707	1,641,443
Peter Hoetzinger
Vice Chairman of the Board,	2024	673,878	(10)	—		—	171,808	—		86,959	932,645
Co-Chief Executive Officer	2023	649,947	(10)	127,500	(11)	1,557,000	819,453	211,640	(11)	80,519	3,446,059
and President	2022	591,406	(10)	—		—	746,970	253,837	(11)	75,968	1,668,181

Margaret Stapleton	2024	292,096		—		—	61,360	74,123		8,081	435,660
Chief Financial Officer	2023	279,250		95,000		—	292,659	105,820		8,324	781,053
and Corporate Secretary	2022	250,000		—		—	266,776	112,817		7,500	637,093

Timothy Wright	2024	233,676		—		—	42,952	74,123		6,465	357,216
Chief Accounting Officer	2023	223,400		95,000		—	204,867	105,820		6,649	635,736
and Corporate Controller	2022	200,000		—		—	186,740	112,817		6,000	505,557
Andreas Terler
Managing Director of CRM and	2024	276,262		—		—	61,360	74,123		—	411,745
Executive Vice President,	2023	265,364		80,000		173,000	292,659	105,820		—	916,843
Operations - United States	2022	221,413		—		—	266,776	112,817		—	601,006
Nikolaus Strohriegel
Managing Director of CRM	2024	180,483		—		—	42,952	74,123		—	297,557
and Executive Vice President,	2023	159,980		10,000		86,500	204,867	105,820		—	567,167
Operations - Canada and Europe	2022	138,574		—		—	186,740	112,817		—	438,131

(1)Dr. Haitzmann and Mr. Hoetzinger are paid their base salaries in euros.  For Dr. Haitzmann, $264,933 of his 2024 salary, $258,624 of his 2023 salary and $231,929 of his 2022 salary were paid in euros. For Mr. Hoetzinger, $264,557 of his 2024 salary, $258,627 of his 2023 salary and $231,406 of his 2022 salary were paid in euros. Amounts paid to Dr. Haitzmann and Mr. Hoetzinger pursuant to management agreements as described below in footnotes (9) and (10) of this table are paid in U.S. dollars. The base salaries of Messrs. Terler and Strohriegel are paid in euros. The amounts paid in euros were converted to U.S. dollars in the table above using the average monthly exchange rate applicable to the months during which such salaries were earned. Such Euro exchange rates ranged from 1.05 to 1.11 during 2024, 1.06 to 1.10 during 2023 and 0.98 to 1.13 during 2022. Mr. Hoetzinger’s 2023 salary has been corrected to remove the inadvertent addition of medical insurance in his base salary.

(2)The bonuses for each named executive officer in 2023 related to the successful completion of Company’s acquisitions of the Nugget Casino and Rocky Gap and the sale and leaseback of the real estate related to the Company’s Canada properties that were completed in 2023.

(3)Represents the grant date fair market value of stock options granted in 2023 to replace options that were previously issued in December 2014 and expired in December 2024.

(4)The amounts shown represent the grant date fair value computed in accordance with FASB ASC 718 of the 2024 PSUs, PSUs granted in 2023 (“2023 PSUs”) and 2022 PSUs granted to the named executive officers as part of our long-term incentive compensation program. The amounts shown represent the values that are based on achievement of 100% of target performance. Assuming achievement of the maximum 200% of target performance, the value of the 2024 PSUs would be: $343,616 for each of Dr. Haitzmann and Mr. Hoetzinger; $122,720 for each of Ms. Stapleton and Mr. Terler; and $85,904 for each of Mr. Wright and Mr. Strohriegel. Assumptions used in the calculation of the amounts reported in this column are included in Note 12 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. For discussion of the 2024 PSUs and 2022 PSUs, see “Compensation Discussion and Analysis” above.

Century Casinos, Inc. 2025 Proxy Statement	30| 45

(5)The amounts shown represent cash payments made to each of our named executive officers under our annual incentive plan, which is further described in “Compensation Discussion and Analysis” above. The amounts disclosed for 2024 represent the actual incentive amounts earned for 2024 that were paid in March 2025. Dr. Haitzmann and Mr. Hoetzinger did not earn bonuses for 2024; however, the Compensation Committee determined that an additional bonus of $148,245 each would be payable if the Company meets “threshold” performance for its 2025 net operating revenue targets, as set by the Compensation Committee; these amounts would be in addition to such executive’s annual incentive cash award for 2025 based on actual performance.

(6)The cash payments made to Mr. Terler and Mr. Strohriegel are denominated in dollars and were paid in euros.

(7)The other compensation for Dr. Haitzmann and Mr. Hoetzinger for 2024 includes tax gross-ups paid on medical insurance policies, and for Dr. Haitzmann, payment in connection with the termination of his employment agreement (noted as “severance” below), and the portion of our expense for automobiles provided to our Co-Chief Executive Officers attributable to personal use during 2024. Pursuant to the terms of the Flyfish Agreement, Dr. Haitzmann has elected to receive a monthly car allowance from us in cash, in lieu of our providing him with the use of an automobile. We estimate that approximately 35% of the annual lease cost for Mr. Hoetzinger’s automobile represents the amount attributable to personal use. For Mr. Hoetzinger, other compensation also includes premiums paid related to his life insurance policy. Other compensation for Ms. Stapleton and Mr. Wright for 2024 includes Company-paid 401(k) matching contributions. These amounts are broken out as follows:

NAME	SEVERANCE (a)	MEDICAL INSURANCE TAX GROSS-UP	LIFE INSURANCE	AUTOMOBILE	401K	TOTAL
Erwin Haitzmann	$315,829	$23,255	$—	$40,250	$—	$379,334
Peter Hoetzinger	—	15,061	19,168	52,730	—	86,959
Margaret Stapleton	—	—	—	—	8,081	8,081
Timothy Wright	—	—	—	—	6,465	6,465

(a)As noted above, on November 1, 2024, the Company and Dr. Haitzmann mutually agreed to terminate his employment agreement and amend and restate the Flyfish Agreement, which migrated the employment agreement terms into the Flyfish Agreement. In connection therewith, Dr. Haitzmann did not receive the severance benefits associated with a termination without cause by us. However, Dr. Haitzmann did become entitled to a severance payment based on local law, which was paid in 2025.

(8)The amounts in the “All Other Compensation” column for Dr. Haitzmann and Mr. Hoetzinger were converted to U.S. dollars from euros based on the average monthly exchange rates applicable to the months during which such compensation was earned. Such Euro exchange rates ranged from 1.05 to 1.11 during 2024.

(9)Includes $221,860, $258,624 and $231,929 for 2024, 2023 and 2022, respectively, which have been paid to Dr. Haitzmann under his employment agreement, and $452,394, $391,320 and $360,000 for 2024, 2023 and 2022, respectively, which were paid to Flyfish under the Flyfish Agreement. Under this management agreement, we contract certain services from Flyfish to be provided by Dr. Haitzmann and other members of the Flyfish team. Flyfish is a company beneficially owned by Dr. Haitzmann. See “Executive Agreements” below.

(10)Includes $264,557, $258,627 and $231,406 for 2024, 2023 and 2022, respectively, which have been paid to Mr. Hoetzinger under his employment agreement, and $409,321, $391,320 and $360,000 for 2024, 2023 and 2022, respectively, which were paid to Focus under a management agreement between Focus and our subsidiary. Under this management agreement, we contract certain services from Focus to be provided by Mr. Hoetzinger and other members of the Focus team. Focus is a wholly-owned subsidiary of The Hoetzinger Family Foundation. See “Executive Agreements” below.

(11)Represents amounts assigned to Focus.

Century Casinos, Inc. 2025 Proxy Statement	31| 45

2024 GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2024.

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			GRANT DATE FAIR VALUE OF STOCK AND OPTION
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)(2)	TARGET (#)	MAXIMUM (#)	AWARDS ($)(2)
Erwin Haitzmann		125,000	250,000	500,000
	6/24/2024				11,849	94,791	189,582	171,808
Peter Hoetzinger (3)		125,000	250,000	500,000
	6/24/2024				11,849	94,791	189,582	171,808
Margaret Stapleton		62,500	125,000	250,000
	6/24/2024				4,232	33,854	67,708	61,360
Timothy Wright		62,500	125,000	250,000
	6/24/2024				2,962	23,698	47,396	42,952
Andreas Terler		62,500	125,000	250,000
	6/24/2024				4,232	33,854	67,708	61,360
Nikolaus Strohriegel		62,500	125,000	250,000
	6/24/2024				2,962	23,698	47,396	42,952

(1)The amounts shown represent the potential value of performance cash bonus awards under our annual incentive plan for each of our named executive officers. For 2024, the Compensation Committee approved a bonus plan tied to our attainment of net operating revenue objectives for which threshold, target and maximum levels were established. Under the terms of the annual incentive plan for 2024, the named executive officers received a performance-based payout at 59.3%. The bonuses were paid in March 2025. Please also see “Compensation Discussion and Analysis” for more details regarding the annual incentive plan. Dr. Haitzmann and Mr. Hoetzinger did not earn 2024 annual incentive bonuses; however, an additional amount as determined by the Compensation Committee with respect to 2024 may be earned in 2025. Please see “Compensation Discussion and Analysis” for additional details.

(2)The threshold amount of the 2024 PSUs listed above is calculated in accordance with the PSU award agreement, which provides that a participant may earn PSUs if the threshold level of either of the two performance measures is achieved. The relative TSR performance measure constitutes 25% of the PSU award. If only this performance measure was achieved at the threshold level, the participant would earn the threshold amount of 2024 PSUs set forth in the table above.

(3)The 2024 PSUs were assigned to Focus.

Century Casinos, Inc. 2025 Proxy Statement	32| 45

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END

The following table sets forth the number of options and PSUs held by our named executive officers as of December 31, 2024.

		OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)(1)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(2)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(3)
Erwin Haitzmann	02/08/2023	—	—	—	—	11,328	36,702
	09/12/2023	225,000	225,000	5.61	09/12/2033	—	—
	06/24/2024	—	—	—	—	11,849	38,390
Peter Hoetzinger	02/08/2023	—	—	—	—	11,328	36,702
	09/12/2023	225,000	225,000	5.61	09/12/2033	—	—
	06/24/2024	—	—	—	—	11,849	38,390
Margaret Stapleton	02/08/2023	—	—	—	—	4,046	13,108
	06/24/2024	—	—	—	—	4,232	13,711
Timothy Wright	02/08/2023	—	—	—	—	2,832	9,176
	06/24/2024	—	—	—	—	2,962	9,598
Andreas Terler	02/08/2023	—	—	—	—	4,046	13,108
	09/12/2023	25,000	25,000	5.61	09/12/2033	—	—
	06/24/2024	—	—	—	—	4,232	13,711
Nikolaus Strohriegel	02/08/2023	—	—	—	—	2,832	9,176
	09/12/2023	12,500	12,500	5.61	09/12/2033	—	—
	06/24/2024	—	—	—	—	2,962	9,598

(1)Fully vested stock options held by Dr Haitzmann, Mr. Hoetzinger, Mr. Terler and Mr. Strohriegel with an exercise price of $5.05, which were granted in December 2014 and would have expired in December 2024, were cancelled and replaced with grants of the same number of stock options in 2023 (the “2023 Options”). The 2023 Options, granted on September 12, 2023, vest 25% on the grant date, 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 25% on the third anniversary of the grant date and have an exercise price of $5.61 per option, which represented the fair market value of a share of our stock on the grant date.

(2)The 2024 PSUs and 2023 PSUs are subject to three-year performance periods that end on December 31, 2027 and December 31, 2026, respectively. The number of PSUs that vest and settle in shares of common stock can range from 0% to 200% of the number of PSUs awarded depending on our performance during the performance period. Because actual performance in the last completed performance period (2022-2024) vested below threshold, PSU values are presented assuming achievement of “threshold” targets at the end of the three-year performance period. The relative TSR performance measure constitutes 25% of each PSU award. Please also see “Compensation Discussion and Analysis” for more details regarding the 2024 PSUs.

(3)The market value of the 2024 PSUs and 2023 PSUs shown is calculated based on the closing price of our common stock on December 31, 2024 of $3.24 per share.

OPTION EXERCISES AND STOCK VESTED IN 2024

There were no options exercised in 2024. The 2022 PSUs were vested at 0% because neither threshold level of the relative TSR or Adjusted EBITDAR performance measures was achieved, and no shares were issued.

Century Casinos, Inc. 2025 Proxy Statement	33| 45

Executive Agreements

CEO Employment Agreements

In October 2001, we entered into the CEO Employment Agreements. The CEO Employment Agreements were amended in February 2003 to extend the employment periods to December 31, 2008 and to specify the duties of Dr. Haitzmann and Mr. Hoetzinger. The CEO Employment Agreements were further amended in February 2005 to assign the CEO Employment Agreements to our wholly-owned foreign subsidiary, to include changes to the CEOs’ salary and termination clauses, and to extend the employment periods to December 31, 2009 and for five-year renewable periods thereafter, unless sooner terminated by them or us. Effective September 2006, the CEO Employment Agreements were further amended to provide each CEO with life insurance (although Dr. Haitzmann’s life insurance was terminated and cashed out in 2018). On September 30, 2015, Dr. Haitzmann’s employment agreement was further amended to assign his employment agreement to another of our wholly-owned subsidiaries and to include changes to carryover benefits in connection with such assignment. On November 1, 2024, Mr. Hoetzinger’s employment agreement was amended to modify certain provisions related to equity award vesting and to clarify certain payment rights in a termination scenario. The employment agreement for Mr. Hoetzinger was extended to be effective through December 2029 and Dr. Haitzmann’s agreement terminated effective November 1, 2024 in connection with the amendment and restatement of the Flyfish Agreement.

Under the CEO Employment Agreements, as compensation for the services rendered by Dr. Haitzmann and Mr. Hoetzinger to us, Dr. Haitzmann and Mr. Hoetzinger are paid not less than €220,000 (approximately $228,907 based on the exchange rate in effect on December 31, 2024) in annual base salary, plus annual increases and bonuses, and such other incentives, benefits, insurance policies and compensation as awarded to them from time to time by the Compensation Committee. We provide Dr. Haitzmann and Mr. Hoetzinger with, or reimburse them for, all reasonable expenses incurred in connection with the performance of their duties as our executives. They are also entitled to the use of an automobile provided to them and paid for by us for business and personal purposes; provided that Dr. Haitzmann may elect to receive a monthly automobile allowance in cash instead of using an automobile provided by us.

If either or both of Dr. Haitzmann or Mr. Hoetzinger dies or becomes disabled during the term of his employment, the CEO Employment Agreements provide for the continuation of salary for 12 months.

The CEO Employment Agreements provide for certain payments and benefits to be made to Dr. Haitzmann and/or Mr. Hoetzinger if one or both of them is terminated without cause or if either terminates his own employment for cause or in the case of a change of control. These payments and benefits include: (i) continuation of salary and bonuses for three years from the notification of termination, (ii) immediate vesting of all outstanding equity awards, (iii) an option to serve as a consultant for an additional three years at current salary plus previous year’s bonus and current benefits, and (iv) being made whole on an after-tax basis with respect to any taxes that might become payable as a result of any action or provision in connection with a change of control. The terms “cause” and “change of control” are as defined in “Compensation Discussion and Analysis – Change of Control and Severance Benefits” above.

On November 1, 2024, Dr. Haitzmann’s employment agreement was terminated and the Flyfish Agreement was amended to govern all services provided by Dr. Haitzmann.

Executive Employment Agreements

In November 2019, we entered into an employment agreement with Ms. Stapleton. We amended the agreement with Ms. Stapleton in November 2024 to add a provision regarding payments upon her termination following a change in control. We entered into employment agreements with the Company’s Austrian subsidiary, Century Resorts Management GmbH, and Mr. Terler and Mr. Strohriegel on their hire dates. The employment agreements, which were customary arrangements in Austria, were amended in November 2024 to specify minimum compensation and provide for certain payments and benefits to be made if the executive is terminated without cause following a change of control. In November 2024, we entered into an employment agreement with Mr. Wright.

Each of the employment agreements specify their respective duties, and minimum annual base salaries were set in all employment agreements as follows: (i) Ms. Stapleton $279,250, Mr. Wright $233,676, Mr. Terler €255,825 (approximately $266,182 based on the exchange rate in effect on December 31, 2024) and Mr. Strohriegel €167,729 (approximately $174,520 based on the exchange rate in effect on December 31, 2024). Each executive is eligible to receive equity awards under the 2016 Plan. The employment agreements provide for certain payments and benefits to be made to each executive if her or his employment is terminated without Cause or if she or he resigns for Good Reason. These payments and benefits include, among other things: (i) a payment equal to (A) two times her or his base salary plus (B) the average of her or his

Century Casinos, Inc. 2025 Proxy Statement	34| 45

bonuses for the last three years, payable in monthly installments for two years following the termination, with Mr. Terler and Mr. Strohriegel having the option of requesting a lump sum payment if the termination is due to a change of control, and (ii) immediate vesting of all of the executive’s unvested equity awards subject to the satisfaction of performance goals if the equity award is based on performance. The employment agreements contain customary indemnification provisions.

The employment agreements for Ms. Stapleton and Mr. Wright are effective through November 2029 and for five-year renewable periods thereafter, unless sooner terminated by them or us. The employment agreement for Mr. Terler and Mr. Strohriegel have indefinite terms, subject to termination in accordance with the employment agreements.

The terms “cause” and “change of control” are as defined in “Compensation Discussion and Analysis – Change of Control and Severance Benefits” above.

Management Agreements

In addition to the employment agreements that we have with Mr. Hoetzinger and Dr. Haitzmann, we are party to separate management agreements with Flyfish, which is beneficially owned by Dr. Haitzmann, and with Focus, which is a wholly-owned subsidiary of Mr. Hoetzinger’s family foundation. Under the management agreement with Flyfish, executive casino management services from Flyfish are provided to us by a team of persons, of which Dr. Haitzmann is a member. Under the management agreement with Focus, executive casino management services from Focus are provided to us by a team of persons, of which Mr. Hoetzinger is a member. The management agreements with Flyfish and Focus are effective through October 31, 2029 and for five-year renewable periods thereafter, unless sooner terminated by them or by us. The management agreements provide for an annual base management fee of not less than $409,321 to each of Flyfish and Focus, plus such annual increases and bonuses, and such other incentives, benefits and compensation as may be awarded to them, respectively, by the Compensation Committee. Payments of the annual management fee to each of these management companies are included as salary to the respective executive in the Summary Compensation Table. In addition, after its amendment and restatement in November 2024, the Flyfish Agreement also provides for an annual base compensation of not less than €303,540 (approximately $315,829 based on the exchange rate in effect on December 31, 2024) (inclusive of a car allowance and a gross-up for health insurance) formerly payable under Dr. Haitzmann’s employment agreement, plus such annual increases and bonuses, and such other incentives, benefits and compensation as may be awarded by the Compensation Committee, related to the consultant work done by Dr. Haitzmann.

The management agreements also provide for certain payments and benefits to be made to Flyfish and/or Focus if either or both of Dr. Haitzmann or Mr. Hoetzinger terminate their agreement for cause or if both of them are terminated by us without cause or if Dr. Haitzmann is no longer Chairman and Co-Chief Executive Officer of the Company, unless by his death or permanent disability. These payments and benefits include: (i) a lump sum cash payment of three times the current management fee plus three times the average bonus for the prior three years and (ii) an option to continue to serve as a consultant for three years at the then-current management fee, prior year’s bonus and current benefits. For the purposes of the determination of these payments and benefits, “cause” means (i) our failure for any reason, within 30 days after receipt of written notice, to correct, cease or otherwise alter any material adverse change in the conditions of engagement, including but not limited to any change in duties or (ii) a change of control has occurred.

For the purposes of the prior two paragraphs, a “change of control” is as defined in “Compensation Discussion and Analysis – Change of Control and Severance Benefits” above.

2024 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into agreements with and granted equity awards to our named executive officers that require us to make payments and provide various benefits in the event of the executive’s termination or a change of control.

The terms of the agreements and the estimated value of the payments and benefits due to the executives pursuant to their agreements under various termination events are detailed below.

Century Casinos, Inc. 2025 Proxy Statement	35| 45

Erwin Haitzmann and Peter Hoetzinger

Pursuant to Mr. Hoetzinger’s employment agreement and Dr. Haitzmann’s and Mr. Hoetzinger’s management agreements in effect as of December 31, 2024, if we terminate these agreements without cause, or if either officer terminates these agreements for cause or upon a change in our control, each of them will be entitled to:

•a lump sum cash benefit payment of three times his current annual salary and/or management fee, plus three times his average bonus for the last three years;

•at his sole option, elect to serve as a consultant to us for an additional period of three years in exchange for receiving annually his current base salary, the current management fee under the management agreement, his previous year’s bonus and current benefits. During such additional period of three years, he would be required to keep himself reasonably available to us to render advice or to provide services for no more than 30 days per year;

•all of his and his management company’s unvested stock and stock options will immediately vest and he will have the option to (i) receive an immediate payment of the stock value and the higher of (a) the value according to the Black-Scholes model, or (b) the “in-the-money value” of his options as of the date of such written notice; or (ii) receive an immediate cash bonus from us enabling him, after full payment of all his taxes on such cash bonus, to exercise 100% of his options and continue to hold his stock, with the right to “put” or sell the stock back to us for cash at the stock value at his sole election within three years after his termination; and

•being made whole on an after-tax basis with respect to any taxes that may become payable as a result of any action or provision in connection with a change of control.

If either Dr. Haitzmann or Mr. Hoetzinger terminates his agreement without cause, we have the option either (i) to accept his resignation, effective immediately on receipt of such written notice, or (ii) to require him to continue to perform his duties hereunder, for a period not to exceed six months from the date of receipt of such written notice. In either event, he will continue to receive the same compensation and management fee for a period of six months from the date of written notice or termination. Such compensation will be paid to him in six equal, successive monthly payments, beginning on the first day of the month immediately following the date of written notice of termination. Upon termination due to death or disability, Dr. Haitzmann and Mr. Hoetzinger are each entitled to receive 12 months of salary paid on a monthly basis.

Under the terms of the employment agreement and management agreements, each executive is required to not disclose any confidential or proprietary information relating to us to third parties.

Margaret Stapleton, Timothy Wright, Andreas Terler and Nikolaus Strohriegel

Pursuant to Ms. Stapleton’s, Mr. Wright’s, Mr. Terler’s and Mr. Strohriegel’s employment agreements, if we terminate these agreements without cause, or if the named executive officer terminates these agreements for cause or upon a change in our control, each of them will be entitled to:

•an amount equal to two times her or his current base salary, plus her or his average annual bonus for the last three years payable in equal monthly installments during a 24 month period following termination;

•for Ms. Stapleton and Mr. Wright, an amount equal to 12 multiplied by the difference between the monthly COBRA premium cost and the monthly contribution previously paid by Ms. Stapleton or Mr. Wright for the same coverage prior to such termination; and

•all of the named executive officer’s unvested stock and stock options will immediately vest.

If the named executive officer dies or becomes disabled during the term of her or his employment, we will continue to pay the salary in effect at the time of her or his death or disability for a period of one year. If the named executive officer terminates her or his agreement without cause, we will pay (i) any compensation accrued but unpaid as of the date of termination and (ii) the awarded but unpaid portion, if any, of any bonus program then in effect for any prior year.

PSU Termination Clauses

Under the terms of the PSU award agreements for the 2024 PSUs and 2023 PSUs, if a participant voluntarily terminates his or her employment or if we terminate such person’s employment for cause, the PSUs that have not vested will be forfeited. In the case of a termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the PSU award agreement), the participant receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period. In the case of a Change in Control, the PSUs have accelerated vesting if (i) the award is assumed or replaced by the surviving entity and, within 12

Century Casinos, Inc. 2025 Proxy Statement	36| 45

months, the participant has a termination without Cause or for Good Reason, or (ii) the award is not assumed or replaced by the surviving entity.

Assuming Dr. Haitzmann was terminated on December 31, 2024 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $3.24 per share of common stock, which was the closing price of our common stock on December 31, 2024, Dr. Haitzmann would have been eligible for the following payments and benefits:

	SALARY ($)(1)	BONUS ($)(2)	VALUE OF CONTINUED BENEFITS ($)(3)	VALUE OF ACCELERATED OPTION AWARDS ($)(4)	VALUE OF ACCELERATED PSU AWARDS ($)(5)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—
By Company without Cause	4,045,522	1,185,957	69,765	3,883,846	298,394	9,483,484
By Employee with Cause or for Good Reason	4,045,522	1,185,957	69,765	3,883,846	298,394	9,483,484
By Employee without Cause	337,127	—	—	—	—	337,127
Upon Change of Control	6,223,880	1,824,549	69,765	3,883,846	459,068	12,461,108
Retirement	337,127	—	—	—	—	337,127
Disability	264,933	—	—	—	298,394	563,327
Death (6)	264,933	—	—	—	298,394	563,327

(1)Flyfish would have been paid a lump sum of $2,022,761 for termination by the Company without cause, termination by Flyfish with cause or upon a change of control, and the remaining $2,022,761 would have been paid over a three-year period. The management fee would have been paid in six monthly installments for termination by Flyfish without cause. The management fee would have been paid in 12 monthly installments for termination due to death or disability.

(2)Flyfish would have been paid a lump sum of $741,222 for termination by the Company without cause, termination by Flyfish with cause or upon a change of control, and the remaining $444,735 would have been paid over a three-year period.

(3)Consists of medical benefits payable for a period of three years.

(4)Dr. Haitzmann holds stock options for 450,000 shares, of which 225,000 remain unvested, as of December 31, 2024. In accordance with the terms of the Flyfish Agreement, the amounts of compensation, bonus and acceleration of equity awards include a tax gross-up. The Company used the Malta tax rate for individuals based on Dr. Haitzmann’s residency, which is a progressive rate from 0% to 35%. The highest rate was used to calculate the value of the option awards.

(5)Calculated based on the target number of 94,791 PSUs, prorated for the performance period of January 1, 2024 to December 31, 2024, the target number of 90,622 PSUs, prorated for the performance period of January 1, 2023 to December 31, 2024, and 0 PSUs, the actual number of PSUs earned for the performance period of January 1, 2022 to December 31, 2024.

(6)Each value in this row includes a tax gross-up using a tax rate of 35%, other than the value of continued benefits, which does not include a tax gross-up.

Century Casinos, Inc. 2025 Proxy Statement	37| 45

Assuming Mr. Hoetzinger was terminated on December 31, 2024 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $3.24 per share of common stock, which was the closing price of our common stock on December 31, 2024, Mr. Hoetzinger would have been eligible for the following payments and benefits:

	SALARY ($)(1)	BONUS ($)(2)	VALUE OF CONTINUED BENEFITS ($)(3)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)(4)	VALUE OF ACCELERATED OPTION AWARDS ($)(5)	VALUE OF ACCELERATED PSU AWARDS ($)(6)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	4,043,268	1,185,957	45,183	299,866	5,610,000	298,394	11,482,668
By Employee with Cause or for Good Reason	4,043,268	1,185,957	45,183	299,866	5,610,000	298,394	11,482,668
By Employee without Cause	336,939	—	—	—	—	—	336,939
Upon Change of Control (7)	8,985,040	2,635,460	45,183	299,866	5,610,000	663,098	18,238,647
Retirement	336,939	—	—	299,866	—	—	636,805
Disability	264,557	—	—	299,866	—	298,394	862,817
Death (8)	264,557	—	—	149,933	—	298,394	712,884

(1)Mr. Hoetzinger and Focus would have been paid a lump sum of $2,021,634 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $2,021,634 would have been paid over a three-year period. Mr. Hoetzinger’s salary would have been paid in six monthly installments for termination by employee without cause or in 12 monthly installments for termination due to death or disability.

(2)Mr. Hoetzinger and Focus would have been paid a lump sum of $741,222 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $444,735 would have been paid over a three-year period.

(3)Consists of medical benefits payable for a period of three years.

(4)Under Austrian law, Mr. Hoetzinger is entitled to receive a severance payment (known as “Abfertigung”) upon his termination of employment or upon his retirement from the Company.

(5)Mr. Hoetzinger had stock options for 450,000 shares, of which 225,000 remain unvested, as of December 31, 2024. In accordance with the terms of Mr. Hoetzinger’s employment agreement, the amounts of Mr. Hoetzinger’s salary, bonus and acceleration of his equity awards include a tax gross-up. The Austrian tax rate for individuals is a progressive rate from 0% to 55%. The highest rate was used to calculate the value of the option awards.

(6)Calculated based on the target number of 94,791 PSUs, prorated for the performance period of January 1, 2024 to December 31, 2024, the target number of 90,622 PSUs, prorated for the performance period of January 1, 2023 to December 31, 2024, and 0 PSUs, the actual number of PSUs earned for the performance period of January 1, 2022 to December 31, 2024.

(7)Each value in this row includes a tax gross-up using a tax rate of 55%, other than the value of continued benefits, which does not include a tax gross-up.

(8)Austrian severance benefits would only be paid out upon death if the successors are dependents or are entitled to the benefit.

Century Casinos, Inc. 2025 Proxy Statement	38| 45

Margaret Stapleton

Assuming Ms. Stapleton was terminated on December 31, 2024 or that a change of control occurred on such date, and assuming further that the market value of her unvested PSU awards was $3.24 per share of common stock, which was the closing price of our common stock on December 31, 2024, Ms. Stapleton would have been eligible for the following payments and benefits:

	SALARY ($)	BONUS ($)	VALUE OF CONTINUED BENEFITS ($)(1)	VALUE OF ACCELERATED OPTION AWARDS ($)	VALUE OF ACCELERATED PSU AWARDS ($)(2)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—
By Company without Cause	584,192	97,587	—	—	106,569	788,348
By Employee with Cause or for Good Reason	584,192	97,587	—	—	106,569	788,348
By Employee without Cause	—	—	—	—	—	—
Upon Change of Control	584,192	97,587	—	—	106,569	788,348
Death or Disability	292,096	—	—	—	106,569	398,665

(1)Ms. Stapleton would be eligible for an amount equal to 12 multiplied by the difference between the monthly COBRA premium cost and the monthly contribution previously paid by her for the same medical insurance coverage prior to such termination by the Company without cause, by the employee with cause or for good reason and upon a change of control.

(2)Calculated based on the target number of 33,854 PSUs, prorated for the performance period of January 1, 2024 to December 31, 2024, the target number of 32,365 PSUs, prorated for the performance period of January 1, 2023 to December 31, 2024, and 0 PSUs, the actual number of PSUs earned for the performance period of January 1, 2022 to December 31, 2024.

Timothy Wright

Assuming Mr. Wright was terminated on December 31, 2024 or that a change of control occurred on such date, and assuming further that the market value of his unvested PSU awards was $3.24 per share of common stock, which was the closing price of our common stock on December 31, 2024, Mr. Wright would have been eligible for the following payments and benefits:

	SALARY ($)	BONUS ($)	VALUE OF CONTINUED BENEFITS ($)(1)	VALUE OF ACCELERATED OPTION AWARDS ($)	VALUE OF ACCELERATED PSU AWARDS ($)(2)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—
By Company without Cause	467,352	97,587	—	—	74,600	639,539
By Employee with Cause or for Good Reason	467,352	97,587	—	—	74,600	639,539
By Employee without Cause	—	—	—	—	—	—
Upon Change of Control	467,352	97,587	—	—	74,600	639,539
Death or Disability	233,676	—	—	—	74,600	308,276

(1)Mr. Wright would be eligible for an amount equal to 12 multiplied by the difference between the monthly COBRA premium cost and the monthly contribution previously paid by him for the same medical insurance coverage prior to such termination by the Company without cause, by the employee with cause or for good reason and upon a change of control.

(2)Calculated based on the target number of 23,698 PSUs, prorated for the performance period of January 1, 2024 to December 31, 2024, the target number of 22,656 PSUs, prorated for the performance period of January 1, 2023 to December 31, 2024, and 0 PSUs, the actual number of PSUs earned for the performance period of January 1, 2022 to December 31, 2024.

Century Casinos, Inc. 2025 Proxy Statement	39| 45

Andreas Terler

Assuming Mr. Terler was terminated on December 31, 2024 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $3.24 per share of common stock, which was the closing price of our common stock on December 31, 2024, Mr. Terler would have been eligible for the following payments and benefits:

	SALARY ($)	BONUS ($)	VALUE OF CONTINUED BENEFITS ($)	VALUE OF ACCELERATED OPTION AWARDS ($)(1)	VALUE OF ACCELERATED PSU AWARDS ($)(2)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—
By Company without Cause	552,525	97,587	—	280,500	106,569	1,037,181
By Employee with Cause or for Good Reason	552,525	97,587	—	280,500	106,569	1,037,181
By Employee without Cause	—	—	—	—	—	—
Upon Change of Control	552,525	97,587	—	280,500	106,569	1,037,181
Death or Disability	276,262	—	—	—	106,569	382,831

(1)Mr. Terler had stock options for 50,000 shares, of which 25,000 remain unvested, as of December 31, 2024.

(2)Calculated based on the target number of 33,854 PSUs, prorated for the performance period of January 1, 2024 to December 31, 2024, the target number of 32,365 PSUs, prorated for the performance period of January 1, 2023 to December 31, 2024, and 0 PSUs, the actual number of PSUs earned for the performance period of January 1, 2022 to December 31, 2024.

Nikolaus Strohriegel

Assuming Mr. Strohriegel was terminated on December 31, 2024 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $3.24 per share of common stock, which was the closing price of our common stock on December 31, 2024, Mr. Strohriegel would have been eligible for the following payments and benefits:

	SALARY ($)	BONUS ($)	VALUE OF CONTINUED BENEFITS ($)	VALUE OF ACCELERATED OPTION AWARDS ($)(1)	VALUE OF ACCELERATED PSU AWARDS ($)(2)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—
By Company without Cause	360,965	97,587	—	140,250	74,600	673,402
By Employee with Cause or for Good Reason	360,965	97,587	—	140,250	74,600	673,402
By Employee without Cause	—	—	—	—	—	—
Upon Change of Control	360,965	97,587	—	140,250	74,600	673,402
Death or Disability	180,483	—	—	—	74,600	255,083

(1)Mr. Strohriegel had stock options for 25,000 shares, of which 12,500 remain unvested, as of December 31, 2024.

(2)Calculated based on the target number of 23,698 PSUs, prorated for the performance period of January 1, 2024 to December 31, 2024, the target number of 22,656 PSUs, prorated for the performance period of January 1, 2023 to December 31, 2024, and 0 PSUs, the actual number of PSUs earned for the performance period of January 1, 2022 to December 31, 2024.

Century Casinos, Inc. 2025 Proxy Statement	40| 45

EQUITY COMPENSATION PLAN INFORMATION

Information relating to securities authorized for issuance under our equity compensation plans as of December 31, 2024 is as follows:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (#)		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ($)		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a)) (#)
Equity compensation plans approved by security holders (1)	2,362,814	(2)	5.76	(3)	989,305
Equity compensation plans not approved by security holders	—		—		—
Total	2,362,814		5.76		989,305

(1)Consist of the amended and restated 2016 Plan, which was approved by our stockholders in June 2024.

(2)As of December 31, 2024, there were (i) 1,095,000 shares of our common stock issuable upon exercise of outstanding options issued under the 2016 Plan, and (ii) 1,267,814 PSUs issued under the 2016 Plan that, if and when vested, will be settled in shares of our common stock. The amount reported in this table assumes target level performance for the PSUs. Assuming maximum level performance for the PSUs, the number of shares of common stock would increase by 1,267,814.

(3)The weighted-average exercise price relates only to outstanding stock options.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K under the Exchange Act (“Regulation S-K”), we are providing the following information about the relationship of the annual total compensation of Dr. Haitzmann and Mr. Hoetzinger, Co-Chief Executive Officers, to the annual total compensation of our employees. Using the methodology described below, we determined that the annual total compensation of our median employee was $63,453. The annual total compensation of our Co-Chief Executive Officers was $1,225,396 for Dr. Haitzmann and $932,645 for Mr. Hoetzinger. As a result, the ratio of the annual total compensation of each of Dr. Haitzmann and Mr. Hoetzinger to the annual total compensation of our median employee was 19 to 1 and 15 to 1, respectively. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify our median employee and that person’s annual total compensation, we took the following steps:

(1)We determined that, as of December 1, 2024, our employee population consisted of approximately 4,160 employees. This population consisted of full-time, part-time, seasonal and temporary employees of Century Casinos, Inc. and its consolidated subsidiaries employed by us on that date.

(2)To identify the “median employee” from our employee population, we compared salary and bonuses of our employees for the year ended December 31, 2024 as reflected in our internal payroll records. This compensation measure was consistently applied to all employees included in our calculations. Due to our international operations, it was determined that the only comparable payroll data across jurisdictions was employee salaries and bonuses. Tips were excluded from the measurement because tips are reported differently in each jurisdiction in which we operate.

(3)We converted compensation paid to non-U.S. employees in local currency to U.S. dollars using the average exchange rate for the year ended December 31, 2024. We did not make any cost of living adjustments in identifying the “median employee”.

Century Casinos, Inc. 2025 Proxy Statement	41| 45

(4)Once we identified the “median employee”, we calculated such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which resulted in annual total compensation of $63,453, and compared it to the annual total compensation of our Co-Chief Executive Officers for 2024 as set forth in the “Total” column in the Summary Compensation Table included in this proxy statement.

Because the SEC rules for identifying the median of the annual total compensation of a company’s employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have headquarters in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

PAY VERSUS PERFORMANCE

Pursuant to Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, the Pay Versus Performance table (set forth below) is required to include “Compensation Actually Paid,” as calculated per SEC disclosure rules, to the Company’s principal executive officers (PEOs) and the Company’s non-PEO named executive officers (Non-PEO NEOs), as noted below. “Compensation Actually Paid” represents a required calculation that differs significantly from the Summary Compensation Table calculation of compensation, the named executive officers realized or earned compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in “Compensation Discussion and Analysis”. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by named executive officers, including with respect to PSUs that remain subject to forfeiture if vesting conditions are not satisfied.

Year	Summary Compensation Table Total for PEO1 ($)	Compensation Actually Paid to PEO1 ($)	Summary Compensation Table Total for PEO2 ($)	Compensation Actually Paid to PEO2 ($)	Average Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)	Value of Initial Fixed $100 Investment Based on Peer Group Shareholder Return ($)	Net Income (Loss) ($ in millions)	CSM (Adjusted EBITDAR) ($ in millions)
	(1)(2)	(1)(4)	(1)(2)	(1)(4)	(3)	(3)(4)	(5)	(6)		(7)
2024	1,225,396	314,523	932,645	21,772	375,545	225,798	41	74	(121.1)	102.7
2023	3,427,627	2,203,326	3,446,059	2,221,758	725,200	532,459	62	75	(18.5)	114.0
2022	1,641,443	788,298	1,668,181	815,036	545,447	229,397	89	57	13.7	103.3
2021	1,369,043	2,951,941	1,401,028	2,983,926	489,252	1,040,478	154	77	21.8	97.9
2020	1,087,462	752,540	1,100,831	765,909	368,399	298,434	81	89	(48.1)	48.4

(1)PEO1 is Dr. Erwin Haitzmann. PEO2 is Mr. Peter Hoetzinger. Dr. Haitzmann and Mr. Hoetzinger were co-CEOs for all five years reported in this table.

(2)Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the applicable year for each of Dr. Haitzmann and Mr. Hoetzinger and (ii) the average total compensation in the Summary Compensation Table for the applicable year for the Company’s Non-PEO NEOs other than Dr. Haitzmann and Mr. Hoetzinger reported for the applicable year.

(3)For all five years reported in this table Non-PEO NEOs were: Ms. Stapleton, Mr. Wright, Mr. Terler and Mr. Strohriegel.

Century Casinos, Inc. 2025 Proxy Statement	42| 45

(4)To calculate “Compensation Actually Paid” under SEC disclosure rules, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. Reconciliations of the adjustments are set forth in the tables below. Based on the required methodology for calculating “Compensation Actually Paid” under SEC disclosure rules, “Compensation Actually Paid” fluctuates most significantly based on changes in the Company’s stock price during the vesting period of the award. Accordingly, values shown as “Compensation Actually Paid” reflect the increase or decrease in the value of such equity awards based on our stock price performance and, for the years prior to vesting, do not reflect compensation realized or earned by the named executive officer. Accordingly, “Compensation Actually Paid” reflected below includes values for equity awards that may not be earned due to failure to satisfy the vesting conditions or may be earned at levels that differ from the amounts reported below based on the stock price as of the vesting date. The assumptions used for calculating the fair value for purposes of determining “Compensation Actually Paid” are consistent with the methodology used for calculating the grant date fair value for financial reporting purposes. None of our named executive officers participate in a pension plan; therefore, no adjustment from the Summary Compensation Table total related to pension value was made.

	PEO1 ($)	PEO2 ($)	Non-PEO NEOs (Average) ($)
	2024	2024	2024
Summary Compensation Table - Total Compensation	1,225,396	932,645	375,545
- Grant Date Fair Value of Stock and Option Awards Granted in Fiscal Year	(171,808)	(171,808)	(52,156)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Equity Awards Granted in Fiscal Year	206,421	206,421	62,662
+/- Difference between Prior Fiscal Year-End and Fiscal Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	(938,083)	(938,083)	(157,486)
+ Fair Value at Vesting of Equity Awards Granted in Fiscal Year that Vested During Fiscal Year	—	—	—
+/- Difference between Prior Fiscal Year-End and Vesting Date Fair Value of Equity Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(7,403)	(7,403)	(2,767)
- Fair Value as of Prior Fiscal Year-End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—
= Compensation Actually Paid	314,523	21,772	225,798

(5)Pursuant to SEC rules, Total Shareholder Return (TSR) is calculated based on a fixed investment of $100 measured from the market close on December 31, 2019 (the last trading day of 2019) through and including the end of the fiscal year for each year reported in the table. Historic stock price performance is not necessarily indicative of future stock price performance.

(6)Our peer group used for the TSR calculation is the Dow Jones US Gambling Index.

(7)Our Company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link “Compensation Actually Paid” to our named executive officers for the 2024 fiscal year to our Company’s performance, is Adjusted EBITDAR, a non-GAAP financial measure. For a discussion and reconciliation of Adjusted EBITDAR to the most directly comparable measure under GAAP, see Appendix A.

Relationship Between Pay and Performance

We believe that “Compensation Actually Paid” in each of the years reported above and over the multi-year cumulative period is reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the results of our stock performance and our varying levels of achievement against pre-established performance goals under our annual and long-term incentive programs. Because of the weighting of our executive compensation program towards long-term incentive grants of PSUs, the “Compensation Actually Paid” is most significantly impacted by changes in our stock price over the vesting period of the awards.

Century Casinos, Inc. 2025 Proxy Statement	43| 45

The relationship between “Compensation Actually Paid” and the pay of our named executive officers compared to TSR is further illustrated below:

The relationship between “Compensation Actually Paid” and the pay of our named executive officers compared to the Company’s Net Income (Loss) and Adjusted EBITDAR is further illustrated below:

Financial Performance Measures

Our executive compensation program is designed so that compensation is tied to performance against pre-established financial measures. The most important financial measures used by the Company to determine “Compensation Actually Paid” in 2024 were:

Adjusted EBITDAR
Net Operating Revenue
Relative Total Shareholder Return

Century Casinos, Inc. 2025 Proxy Statement	44| 45

APPENDIX A

A reconciliation of Adjusted EBITDAR to net earnings (loss) attributable to Century Casinos, Inc. Stockholders is presented below.

	For the year ended December 31,
Amounts in thousands	2024	2023
Net loss attributable to Century Casinos, Inc. stockholders	$(128,170)	$(28,198)
Interest expense (income), net (1)	100,723	91,811
Income tax expense (benefit)	27,673	(5,343)
Depreciation and amortization	49,595	41,043
Net earnings attributable to non-controlling interests	7,085	9,709
Non-cash stock-based compensation	66	3,610
Gain on foreign currency transactions, cost recovery income and other	(2,973)	(3,688)
Impairment - goodwill	43,716	—
Loss on disposition of fixed assets	1,457	691
Acquisition costs	(19)	4,412
Pre-opening and termination expenses	3,525	—
Adjusted EBITDAR	$102,678	$114,047

(1)See “Reconciliation of Interest Expense (Income), Net” below for a breakdown of interest expense and “Cash Rent Payments” below for more information on the rent payments related to the Master Lease.

Reconciliation of Interest Expense (Income), Net

	For the year ended December 31,
Amounts in thousands	2024	2023
Interest income	$(2,644)	$(2,114)
Interest expense - Credit Agreements	38,931	39,703
Interest expense - VICI Financing Obligation	61,356	42,426
Interest expense - CDR Land Lease	—	1,450
Interest expense - Deferred Financing Costs	2,695	2,695
Interest expense - Misc	385	327
Interest expense - Other (1)	—	7,324
Total interest expense (income), net	$100,723	$91,811

(1)Interest expense – Other consists of $7.3 million related to the loss on debt extinguishment related to our CDR land lease in 2023.

Cash Rent Payments

	For the year ended December 31,
Amounts in thousands	2024	2023
Master Lease	$51,834	$40,739
CDR land lease	—	1,258
Nugget lease (50%)	7,001	6,313

Century Casinos, Inc. 2025 Proxy Statement	45| 45

PROXY

CENTURY CASINOS, INC.

This Proxy is solicited by the Board of Directors

The undersigned stockholder of Century Casinos, Inc. acknowledges receipt of the Notice of Annual Meeting of Stockholders, to be held online via the Internet at www.virtualshareholdermeeting.com/cnty2025 on Monday, June 23, 2025 at 8:00 a.m. Mountain Daylight Time and hereby appoints Erwin Haitzmann, Peter Hoetzinger or Margaret Stapleton, or any of them individually, each with the power of substitution, as attorneys and proxies to vote all the shares of the undersigned at said Annual Meeting and at all adjournments thereof, hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof. The above-named attorneys and proxies are instructed to vote all of the undersigned's shares as follows:

(1)	To elect two Class I directors to the Board of Directors.
(The Board of Directors recommends a vote for the election of each of the following nominees.)

	DINAH CORBACI	☐ FOR ☐ AGAINST ☐ ABSTAIN
	EDUARD BERGER	☐ FOR ☐ AGAINST ☐ ABSTAIN

(2)	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
(The Board of Directors recommends a vote for ratification.)

☐ FOR ☐ AGAINST ☐ ABSTAIN

(3)	To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers.
(The Board of Directors recommends a vote for approval.)

☐ FOR ☐ AGAINST ☐ ABSTAIN

(4)

To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding whether an advisory vote on the compensation of the Company’s named executive officers should be held every one, two or three years.

(The Board of Directors recommends a vote for Every 1 Year.)

☐ 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Monday, June 23, 2025.

The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

(Continued and to be signed on reverse side)

(Continued from other side)

This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. Unless contrary instructions are given, the shares represented by this proxy will be voted FOR each of the nominees set forth in Item 1, FOR Item 2, FOR Item 3, EVERY 1 YEAR for Item 4 and in the discretion of the proxy holders on any other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Dated this______ day of _________________, 2025

Signature__________________________________

Signature__________________________________

Please sign your name exactly as it appears on your stock certificate. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing.